As filed with the Securities and Exchange Commission on September 7, 2000
                                               Registration No. 333-41826
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              ____________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          AQUACELL TECHNOLOGIES, INC.
          (Name of small business issuer as specified in its charter)

             Delaware                             3590                     33-0750453
  (State or other jurisdiction        (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)          Classification Code         Identification No.)
                                                 Number)

                             10410 Trademark Street
                       Rancho Cucamonga, California 91730
                                 (909) 987-0456
(Address, telephone number of principal executive offices and principal place of business)
                              ____________________

                                James C. Witham
                      Chairman and Chief Executive Officer
                          AquaCell Technologies, Inc.
                             10410 Trademark Street
                      Rancho Cucamonga, California  91730
                                 (909) 987-0456
           (Name, address and telephone number of agent for service)
                              ____________________

                                   Copies to:

                     Gregory W. Preston, Esq.                               Steven Morse, Esq.
              Allen Matkins Leck Gamble & Mallory LLP                       Lester Morse, P.C.
                   1900 Main Street, Fifth Floor                      111 Great Neck Road, Suite 420
                  Irvine, California 92614-7321                       Great Neck, New York  11021
                    Telephone: (949) 553-1313                          Telephone: (516) 487-1446
                    Facsimile: (949) 553-8354                          Facsimile: (516) 487-1452

                Approximate date of proposed sale to the public:

  As soon as practicable after this registration statement becomes effective.
__________

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

  The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER __, 2000

PROSPECTUS
[LOGO]

                                1,750,000 Shares

                          AquaCell Technologies, Inc.

                                  Common Stock

                              ____________________


  This is an initial public offering of 1,750,000 shares of common stock of AquaCell Technologies, Inc. No public market currently exists for our common stock. We have applied to have the common stock quoted under the symbol "AQUA" on the Nasdaq SmallCap Market and under the symbol "AQA" on the American Stock Exchange. We presently expect that the initial public offering price of the common stock will be $5.00 per share. The offering price may not reflect the market price of our shares after the offering.

  Please see "Risk Factors" beginning on page 5 to read about certain factors that you should consider before buying shares of the common stock.
                              ____________________

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                         Per Share               Total
                                     -----------------       -------------
Initial public offering price....        $                       $
Underwriting discount............        $                       $
Proceeds before expenses.........        $                       $

  We have granted the underwriters a 45-day option to purchase up to an additional 262,500 shares of common stock to cover over-allotments. The underwriters expect to deliver the shares of common stock purchased in this offering on _________, 2000.


                                 GRADY & HATCH
                               AND COMPANY, INC.

               Prospectus dated _________________________, 2000.

                    [Inside front cover graphic description

The background of the text starts off grayish at the top and then becomes a copper brown color which gradually darkens as you move down the page. Across the top of the page is a black rectangular box, which contains the heading "The Patented Purific(R) Self-Filling Water Cooler" written in approximately 3/8 inch, white font. In the left side of the black box, there is a white, thin, wavy line approximately 2 inches long next to the heading. Below the black box and approximately 3 inches to the right, in white text approximately 3/16 inch font, it is written "Automatically refills the permanently attached five-gallon bottle with freshly filtered and purified water each time water is dispensed."

Below the black box and on the left side of the page, there is a picture of an approximately 6 1/2 inch high Purific(R) bottle water cooler, which has a water colored five-gallon bottle on top of a white base with a thick blue band across slightly above the middle of the bottle that says in white "Aquacell" with a white partial globe design above and connecting to the word "Aquacell." In the upper portion of the white base there are two spigots, one with a small blue band on it and one with a small pink band on it. Directly centered above the spigots is a blue box with "Purific(R)" written in white.

To the right of the Purific(R) bottle water cooler, there are three columns of black text separated by thin black lines. The first column is titled "COST" in bold approximately 3/16 inch font, under which there are blue, water-shaped bullet points which state in approximately 1/8 inch font: "Saves money; Costs less than bottled water; Reduces possibility of Worker's Compensation Claims; and No paying for bottle storage space." The second column is titled "CONVENIENCE" in bold approximately 3/16 inch font, under which there are blue, water-shaped bullet points which state in approximately 1/8 inch font: "No heavy bottles to change; No bulky bottles to store; No spilling or splashing water; No water delivery hassles; and Never run out of water." The third column is titled "QUALITY" in bold approximately 3/16 inch font, under which there are blue, water-shaped bullet points which state in approximately 1/8 inch font:
"Great tasting water; Multiple step filtration and disinfection; Tested and validated by the Water Quality Association; Completely closed system keeps germs out; Filters air that displaces dispensed water; and No contaminants from dirty hands of bottle handlers."

On the bottom right of the page there is the company's Purific(R) water cooler logo which is a circle with an approximately 2 3/4 inch diameter as follows:
the outside ring of the logo is yellow with blue writing that says "NEVER CHANGE ANOTHER BOTTLE"; moving toward the center of the circle there is a thin blue ring; the remainder and middle of the circle has a white background with a blue drawing of a stick person bending over to lift a bottle of water; and the entire circle is crossed out by one blue diagonal line which starts at the top left.]

  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                              ____________________

   Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock including over-allotment, stabilizing and short covering transactions. For a description of these activities, see "Underwriting."

   In connection with this offering, certain underwriters and selling group members, if any, or their respective affiliates may engage in passive market making transactions in our common stock on Nasdaq and Amex in accordance with Rule 103 of Regulation M. See "Underwriting."

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document, regardless of the time of delivery of this document or any sale of our common stock.

                              ____________________

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. AquaCell Technologies, Inc. is a start-up company. We recently commenced operations in the water purification industry. When we refer to water industry financial and statistical information, it is based on trade articles and industry reports that we believe are reliable, although we have not independently verified any of this information. An investment in our common stock involves a high degree of risk, and you should carefully consider the information set forth under "Risk Factors." As used in this prospectus, except where the context clearly requires otherwise, references made to "AquaCell", "we", "us", or "our" mean AquaCell Technologies, Inc. and our wholly owned subsidiary Global Water-AquaCell, Inc.

     This prospectus contains forward-looking statements which involve risks and uncertainties and you should know that our actual results may differ from our expectations. Factors that might cause a difference may include the matters discussed under "Risk Factors" as well as those matters discussed elsewhere in this prospectus.

                                  The Company

     We are in the business of providing drinking water purification products to a broad base of national customers. Following our acquisition of selected assets of KABB, Inc. and Aquacell International, Inc. in December 1998, we began to manufacture, sell and lease a patented automatic refilling purified bottle water cooler to office and industrial customers. We are a Delaware corporation incorporated on March 19, 1997. Our main offices are located at 10410 Trademark Street, Rancho Cucamonga, California 91730 and our Internet website is www.aquacell.com.

                              Industry Background

     According to a recent article appearing in The Wall Street Journal, water supply businesses generate approximately $400 billion in revenue worldwide. Demand for water purification has continued to grow nationally and internationally due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements. One of the fastest growing segment of the industry is the drinking water segment, including point-of-use filtration systems for providing purified drinking water and bottled drinking water.

                    Business, Marketing and Growth Strategy

     We provide point of use drinking water, filtration and purification products to a variety of customers. Our strategic plan is to grow rapidly within the fragmented drinking water industry. We are presently targeting Fortune 500 and other large companies with our patented five-gallon self-refilling bottle water cooler. The filtration system on our cooler contains different combinations of systems, which utilize sediment filters, reverse osmosis, carbon block, multi-media filters and ultra-violet light. We replace traditional five-gallon bottled water coolers and water fountains with a permanently installed, convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced.

     Our strategic objective is to achieve rapid growth through the expansion of the product lines utilizing a business to business marketing strategy primarily targeted at Fortune 500 and other large companies, as well as through strategic alliances with marketing partners.

     We provide a national lease financing program for our water cooler. Lease applications are available to customers through our Internet website at www.aquacell.com and, in most cases, the review process will be completed and customers will be notified within hours after an application is submitted.

                                 The Offering

Shares of common stock offered by us........    1,750,000 shares (2,012,500 shares if underwriters' over-allotment is exercised in full).

Common stock to be outstanding after
completion of this offering..................   6,888,250 shares.  This number excludes:

                                                   1,845,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants issued in connection with private debt financing transactions;

                                                   1,000,000 shares of our common stock reserved for issuance upon the exercise of options pursuant to our employee stock option plan of which options to purchase 305,000 shares of common stock have been granted and 40,000 shares of our common stock originally reserved for issuance pursuant to incentive clauses of a sales representation agreement.  These incentive clauses were not met and the 40,000 shares of common stock have been reserved for issuance as incentives in connection with the future hiring of sales and marketing personnel;

                                                   175,000 shares of common stock reserved for issuance upon the exercise of warrants granted to the underwriters of this offering;
                                                   and

                                                   262,500 shares reserved for issuance upon exercise of the
                                                   underwriters' over-allotment option.

Use of proceeds..............................   We intend to use the net proceeds from the sale of the common stock for:

                                                   repayment of promissory notes, including accrued interest, issued in private debt financing transactions;

                                                   marketing, advertising and promotions;

                                                   expansion of manufacturing facilities, research and new product development, and potential improvement to our patented technology;

                                                   accrued expenses and other payments; and

                                                   working capital and general corporate purposes.

Risk Factors.................................   The shares of common stock offered by us are speculative, involve a high degree of risk, are subject to immediate and substantial dilution, and should not be purchased by an investor who cannot afford the loss of his or her entire investment.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)


                                                                      Year Ended June 30,
                                                                      -------------------
                                                                       2000          1999
                                                                       ----          ----

Statement of Operations Data:
Sales.............................................................     $   263       $    29
Net loss..........................................................     $(1,405)      $(1,618)
Net loss per common share-basic and diluted.......................     $ (0.28)      $ (0.34)
Weighted average common shares outstanding-
basic and diluted.................................................       4,975         4,731

        The following table provides a summary of our balance sheet at June 30, 2000:

        on an actual basis;

        on a pro forma basis to reflect the receipt of $200,000 in July, 2000 pursuant to a private loan offering with three-year warrants to purchase 200,000 shares; and

        on a pro forma as adjusted basis to further reflect the deemed conversion of 135,000 redeemable common stock into common stock and the receipt of the net proceeds from our sale of 1,750,000 shares of common stock in this offering, at an estimated initial public offering price of $5.00 per share after deducting underwriting discounts and commissions and our estimated offering expenses and the anticipated application of the estimated net proceeds, including repayment of debt. See also "Use of Proceeds" and "Capitalization."


                                                            June 30, 2000
                                                        ---------------------
                                                                                 Pro Forma
                                                                                -----------
                                                         Actual    Pro Forma    As Adjusted
                                                        --------   ----------   -----------
Balance Sheet Data:
Working capital (deficiency).........................   $(2,555)     $(2,355)        $4,730
Total assets.........................................   $   645      $   845         $5,680
Redeemable common stock..............................   $   149      $   149         $  - -
Stockholders' equity (capital deficiency)............   $(2,169)     $(1,969)        $4,996

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing our common stock.

   We have a limited operating history and our historical financial data is not a reliable basis upon which to assess the prospects for our business.

   Our historical financial data is not a reliable basis upon which to predict our future revenues or operating expenses for a number of reasons, including our limited operating history. Prior to the first fiscal quarter of 1999, we had not commenced our principal operations. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies with a limited operating history.

   The continuation of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations. Although we intend to expand our marketing of products and services, no assurance can be given that we will be able to achieve these objectives or that, if these objectives are achieved, we will ever be profitable. Such operations could also require additional financing for us in the form of debt or equity. There can be no assurance that we will achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. If we are unsuccessful in addressing any of these risks, our business, results of operations and financial condition could be materially adversely affected.
Also, the price at which our securities trade may be subject to substantial volatility because of fluctuations in our financial results.

   Our management has limited experience operating water purification companies and that limited experience could adversely affect our business, results of operation and financial condition.

   Our success will depend, in part, on our ability to successfully operate as a water purification company following our acquisition of selected assets of KABB, Inc. and AquaCell International, Inc. in December 1998. Our management has limited prior experience in operating water purification companies. There can be no assurance that our management will be able to implement our operating or growth strategies effectively. If we do not effectively manage our water purification business, our business, results of operations and financial condition could be materially adversely affected.

   We may need to raise additional capital and it may not be available to us on favorable terms or at all; inability to obtain any needed additional capital on favorable terms would adversely affect our business, results of operation and financial condition.

   We anticipate, based on our currently proposed plans and assumptions, that the proceeds of the sale of the shares of common stock offered hereby will be sufficient to satisfy our contemplated cash requirements for at least the 12 month period following the completion of this offering. After that time, we may require additional funding. There are no current arrangements with respect to sources of additional financing. There can be no assurance that other financing will be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would materially adversely affect us, including possibly requiring us to curtail or cease operations. Also, a decline in the trading price of our common stock could negatively impact our ability to raise future financing. To the extent we incur indebtedness or otherwise issue debt securities, we will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on such indebtedness. We currently have no credit facilities. No assurance can be given that we will be able to obtain the capital we may need to finance a successful growth strategy and provide for our other cash needs.

   We may have to cease or curtail our operations if we are unable to obtain sufficient financing or achieve profitability.

   The independent auditor's report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we have incurred net losses, and have a working capital deficiency. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail or cease our operations.

   We currently have limited sales and distribution capabilities and if we are unable to expand our capabilities in these areas, our business, results of operations and financial condition would be materially adversely affected.

   Currently we have a limited number of sales and marketing employees and we have not established comprehensive distribution channels for all of our products and services. There can be no assurance that we will be able to develop a sufficient sales force and marketing group. The inability to develop a sufficient sales force and marketing group would have a material adverse effect on our business, results of operations and financial condition.

   We could be adversely affected if we do not effectively manage growth.

   If we successfully implement our business strategy, the resulting growth will place significant demands on our management and internal controls. There can be no assurance that management will effectively be able to direct us through a period of significant growth. In particular, the pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also need to expand, train and manage our work force and manage multiple relationships with various suppliers, strategic partners and other third parties. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation and reliability. If we do not effectively manage such growth, our business, results of operation and financial condition will be materially adversely affected.

   We may not use the net proceeds from this offering in the manner, that in hindsight, would have been the most productive or efficient manner possible and inefficient allocation of the proceeds from this offering would adversely affect us.

   We intend to use the net proceeds from this offering as follows:

             $1,990,000 to pay in full the promissory notes issued in connection with private debt financing transactions, including accrued interest;

             Up to $2,500,000 for marketing, advertising and promotions;

             Up to $800,000 for expansion of manufacturing facilities, research and new product development, and potential improvements to our patented technology;

             Up to $405,000 for accrued expenses and other payments; and

             The remaining proceeds from this offering will be used for working capital and general corporate purposes.

Management will have broad discretion in allocating the proceeds of this offering. Investors will not be able to direct the use of these funds or have any opportunity to review the development or marketing of products. We may invest a portion of the offering proceeds in investment grade and non-investment grade debt and equity securities, which may have varying risks of loss. Any inefficient allocation of the proceeds from this offering would adversely affect our business, results of operation and financial condition.

   We have never paid dividends on our common stock and do not intend to pay dividends in the foreseeable future.

   We have never paid dividends on our common stock and we currently intend to retain earnings to provide funds for the operation and expansion of our business. Accordingly, we do not anticipate paying cash dividends in the foreseeable future. Further, we may obtain credit facilities which may prohibit the payment of dividends without the consent of the lenders.

   Fluctuation in our quarterly operation results could materially adversely affect our business, financial condition and results of operations.

   We may experience quarterly fluctuations in operating results. Quarterly sales and operating results will depend in part on the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant delay or cancellation of a contract could have a material adverse effect on our operations in any particular period. As a result, our operating results could prove to be volatile and this could have a material adverse effect on our business, financial condition and results of operations.

   Part of our business will be conducted outside of the United States and this will subject us to risks associated with foreign operations that could adversely affect our business, results of operation and financial condition.

   Our business operates nationally and internationally. Accordingly, we face certain risks associated with doing business in foreign countries, including risks resulting from certain political, economic and other uncertainties, such as risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures and fluctuating currency exchange rates. We cannot determine to what extent we may be affected by any such laws, regulations, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States.

   We depend on key personnel and could be materially adversely affected if we do not retain those personnel.

   Our operations will depend on the efforts of our executive officers, in particular James C. Witham, our Chairman and Chief Executive Officer, and Karen
B. Laustsen, our President, Chief Operating Officer and Secretary. Should we be unable to retain any of our executive officers, our business and prospects could be materially adversely affected. As of the date of this prospectus, we will have entered into five year employment agreements with Mr. Witham and Ms. Laustsen. Our business or prospects could be materially adversely affected if any of these senior management personnel do not continue in their management roles and if we are unable to attract and retain qualified replacements and additional members of management. We have secured a $1,000,000 key man life insurance policy on Mr. Witham.


   The water purification industry is highly competitive and our competitors may have greater resources and better growth opportunities; such competition could materially adversely affect us.

   The water purification treatment industry is fragmented and highly competitive. We compete with many companies which have greater market penetration, depth of product line, resources and access to capital, all of which could be competitive advantages. In addition, our competitors may have greater financial resources to finance internal growth opportunities than we have. Consequently, we may encounter significant competition in our efforts to achieve our objectives. There can be no assurance that our competitors will not develop products that are superior to ours or achieve greater market acceptance than our products. Competition could have a material adverse effect on our ability to consummate arrangements with customers or enter into strategic business alliances. Moreover, in response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

   Changes in environmental regulations could materially adversely affect us.

   Federal, state, local and foreign environmental laws and regulations impose substantial standards for properly purifying water, and impose liabilities for noncompliance. Environmental laws and regulations are a significant factor affecting the marketability of our products. To the extent that demand for our products is created by the need to comply with such environmental laws and regulations, any modification of the standards imposed by such laws and regulations may reduce demand for water purification. The relaxation or repeal of any such laws or regulations or the strict enforcement thereof could also adversely affect our business and prospects.

   We may sometimes have to provide guarantees for our services and products and we could be materially and adversely affected if our services or products do not perform as guaranteed.

   In connection with providing certain products to customers, we may sometimes be required to guarantee that the services and products we provide will attain specified levels of quality or performance. Should a product fail to perform according to a performance guarantee and should we be unable to remedy such failure within any applicable cure period, we could incur financial penalties in the form of liquidated damages or could be required to remove or replace the equipment in order to meet the specifications. There can be no assurance that we will be able to fulfill future guarantee obligations or that fulfilling such obligations may not involve material costs that could have a material adverse effect on our business, financial condition and results of operations.

   We could be subject to personal injury claims resulting from the use of our products.

   We could be subject to claims for personal injury resulting from the use of our products, including liability due to the presence of contaminants in water to be purified through our products. There can be no assurance that we will not be subject to a damage award or other liability in excess of available product liability coverage, which could have a material adverse effect on our business, financial condition and results of operations. In addition to direct loss resulting from product liability claims, we may suffer adverse publicity and damage to our reputation in the event of such product liability claims. Such adverse publicity and harm to our reputation could have a material adverse effect on our business, financial condition and results of operations.

   Management will own or control a majority of our voting stock after this offering and purchasers of our common stock in this offering will have no effective voice in our management.

   Upon the completion of this offering, management, consisting of Messrs. Witham and Wolff and Ms. Laustsen, will own or control approximately 43% of our outstanding voting stock. Together with our other existing stockholders, approximately 75% of our voting stock will be owned or controlled by these stockholders. Collectively, such stockholders will be able to effectively control the decisions by us that require a majority vote of holders of the outstanding shares of our voting stock to authorize actions. Therefore, the majority of our outstanding voting stock will be owned by our existing stockholders who will possess voting control, giving them the ability to amend corporate filings, elect all of our board of directors and otherwise control all matters requiring approval by our stockholders, including approval of significant corporate transactions. The purchasers of the shares of common stock in this offering will have no effective voice in our management and we will be controlled by our existing stockholders. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control.

   We have provisions in our Bylaws and Restated Certificate of Incorporation that could delay or prevent another party from taking control of us; these provisions could discourage another party from trying to acquire us and could adversely affect your ability to profit from such a transaction.

   Provisions of our Restated Certificate of Incorporation and Bylaws may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of us by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the charter authorization of "blank check" preferred stock, classification of the Board of Directors and restrictions on the ability of stockholders to take actions by written consent and to call special meetings. These provisions could discourage another party from trying to acquire us and could materially adversely affect your ability to profit from such a transaction.

   Purchasers of our common stock in this offering will experience immediate and substantial dilution, and may experience further future dilution.

   Dilution represents the difference between the offering price and the net tangible book value per share of common stock immediately after the completion of this offering. Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their stock of $4.30 per share

($4.16 if the underwriters' over-allotment is exercised in full) and may also experience further dilution in value from issuances of our capital stock in connection with future equity offerings or acquisitions. In addition, dilution may occur in the event we reserve additional shares of our capital stock in the future for issuance under stock option or other incentive employee compensation plans. Our Board of Directors has the legal power and authority to determine the terms of an offering of shares of our capital stock or securities convertible into or exchangeable for such shares, to the extent of our shares of authorized and unissued capital stock. To the extent any future financing involves the sale of our equity securities, our then existing stockholders' shares, including shares purchased in this offering, would be substantially diluted.

   Prior to this offering, there has been no public market for our common stock; there can be no assurance that an active trading market for our common stock will develop and the market price for our common stock may be extremely volatile.

   Prior to this offering, there has been no public market for our common stock. Although we intend to apply for quotation of our common stock on Nasdaq and AMEX, there can be no assurance that an active trading market will develop or be maintained. The market prices for securities of public companies can be highly volatile. Such price changes have often been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock.

   Our initial public offering price for our common stock may bear no relationship to the price at which the stock may trade after we complete this offering.

   Our initial public offering price for our common stock will be determined by negotiations between us and Grady & Hatch and Company, Inc., the representative of the several underwriters, and may bear no relationship to the price at which our common stock may trade after completion of this offering.

   We intend to have our common stock Quoted on Nasdaq and AMEX, but there can be no assurances that we will be able to maintain those listings; if our common stock is delisted from either Nasdaq or AMEX, it would be more difficult to sell our stock and obtain quotations on its price.

   We intend to have our common stock quoted on Nasdaq and AMEX. If we continue to incur operating losses, we might be unable to maintain the standards for continued listing on Nasdaq and AMEX. If our stock is delisted, an investor would find it more difficult to sell our stock and obtain accurate quotations of its price. Any news coverage concerning our delisting may also adversely affect an investor's ability to sell our securities. In addition, if our stock was delisted, it would likely be subject to a rule that imposes additional sales practice requirements on brokers who sell such stock to persons other than established customers and accredited investors. Accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse. For transactions covered by this rule, the broker must disclose certain risks concerning low priced stock, make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale. Consequently, if delisting occurred, it would be more difficult for brokers to sell our stock.

   If the price of our common stock drops below $5.00 per share, then it could be subject to certain "penny stock" rules restricting how and to whom it could be sold; if this occurs, it would be more difficult to sell our stock.

   If we are unable to meet Nasdaq and AMEX listing or maintenance requirements and the price per share of our common stock were to drop below $5.00 per share, then certain "penny stock" rules of the Securities and Exchange Commission would apply to our stock. Under such rules, brokers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Consequently, if our stock becomes subject to "penny stock" rules, it will be more difficult for brokers to sell our stock.

   Future sales of our common stock could adversely affect our stock price.


   Following completion of this offering, 6,888,250 shares of our common stock will be outstanding. The 1,750,000 shares to be sold in this offering, other than those that may be purchased by our affiliates, will be freely tradeable. The remaining outstanding shares of our common stock may be publicly resold only following their effective registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from the registration requirements of the Securities Act, such as provided by Rule 144 promulgated pursuant to the Securities Act. Sales made pursuant to Rule 144 must comply with applicable holding periods and volume limitations and certain other requirements. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock.

   We could be materially and adversely affected if we are required or elect to indemnify our directors, officers or employees for actions involving them.

   Our Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, and provides that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he held such a position or was serving at the request of corporation against expenses actually and reasonably incurred in connection with such action. Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of our Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

   We have entered into indemnification agreements with our directors and officers. Those agreements require us to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. If we indemnify our directors, officers or employees for actions involving them, our business, results of operation and financial condition could be materially adversely affected.

   Our current intellectual property protections may not adequately protect our rights and investments in our intellectual property assets; infringement of our intellectual property rights could materially adversely affect our business, results of operation and financial condition.

   We own a United States and a Canadian patent on our automatic-refilling purified bottle water cooler. We also have federally registered our Purific trademark and have a pending application to register our Artic Fresh and Aquacell marks.

   While we believe that we own our trademarks, no assurance can be given that our pending trademark applications will mature into registration. Ownership of a patent or registration of a trademark, still may not deter competitors or other third parties from developing equivalent technology that does not infringe on our rights or from marketing competitive products under different marks. Also, any rights granted to us through a patent or trademark do not guaranty that such rights will adequately protect our investment in our technology and intellectual property.

   Partial or complete denial of any or all of our trademark applications or loss of an existing trademark registration or patent would substantially reduce our ability to prevent others from copying our trademarks to develop and market competitive products or services and significantly limit our ability to profit from licensing or selling our technology, products and services to others. If we are unable to prevent others from copying any or all of our trademarks or to develop or market competitive products, we could also lose all or a substantial portion of any technological and marketing advantages we may currently have over any actual or potential competitors.

   Even if we maintain patent protection and obtain trademark registration or other proprietary rights for our technology or trademarks, no assurance can be given that our products, trademarks or activities will not infringe on the patents, trademarks or proprietary rights of others. Regardless of whether we obtain or maintain any patents or trademarks, another party could bring an action seeking to stop us from using some or all of our technology or trademarks and to stop us from engaging in some or all of our activities. If another party successfully prosecutes such an action, we may have to cease using some or all of our technology or trademarks, have to cease some or all of our activities, and be held liable for substantial damages.

   If we fail to adequately protect our intellectual property rights, our ability to compete could be seriously harmed.

   Our success depends in large part on our ability to adequately protect our intellectual property rights. We seek to protect our documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. As we expand our operations globally, we become increasingly exposed to intellectual property infringement since the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. If we fail to adequately protect our intellectual property, our business, financial results and the market price of our common stock could be significantly adversely impacted.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

    the future growth and size of the water purification industry;

    marketing and commercialization of our products;

    developing an in-house sales and marketing staff;

    our estimates for future revenues and profitability;

    establishing and expanding relationships with customers;

    laws and regulations governing water quality;

    our ability to offer our products at competitive prices;

    our ability to maintain and effectively manage our "just-in-time" inventory procedures; and

    our estimates regarding our capital requirements and our needs for additional financing.

     This prospectus contains statistical data regarding the water purification industry that we obtained from industry publications. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Also, the forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

     The net proceeds that we will receive from the sale of shares of our common stock are estimated to be approximately $7,035,000 ($8,177,000 if the underwriters over-allotment option is exercised in full). These numbers take into account underwriting discounts and commissions and other estimated offering expenses that we will pay. We intend to use these net proceeds as follows, assuming no exercise of the underwriters over-allotment option:

                                                             Amounts         Percent (%)
                                                            ----------       -----------
Payment of Private Transaction Notes Including
 Accrued Interest through August 31, 2000.............      $1,990,000         28.28%

Marketing and Sales...................................      $2,500,000         35.54%

 . We intend to use this amount to fund sales, marketing, advertising and promotional programs throughout our entire product line. If these programs do not require the use of the entire
    $2,500,000, the remaining amount will be used for working capital and general corporate purposes.

Expansion of Manufacturing Facilities, Research and
 New Product Development, and Potential Improvements
 to our Patented Technology...........................      $  800,000         11.37%

  . We intend to use this amount to expand manufacturing facilities, for research and new product development, and for potential improvements to our patented technology. If these programs do not require the use of the entire $800,000, the remaining amount will be used for working capital and general corporate purposes.

Accrued Expenses and Other Payments...................      $  405,000          5.76%

 . We intend to use a portion of the net proceeds to pay $225,000 to our executive officers for unpaid compensation through March 31, 2000(/1/) as follows: James C. Witham - $118,000, Karen B.
    Laustsen - $46,000, and Gary S. Wolff - $61,000;
    and will use an additional $180,000 for other miscellaneous accrued expenses and payments.

Working Capital and General Corporate Purposes........      $1,340,000         19.05%

 . Working capital and general corporate purposes consist primarily of selling, general and administrative expenses. Proceeds from the sale of common stock if the underwriters' over-allotment option is exercised, will also be used for working capital and general corporate purposes.

       Total..........................................      $7,035,000        100.00%

(1) Additional unpaid compensation of $67,000 for the quarter ended June 30, 2000 and any unpaid compensation after that date will be paid from the operations of the Company in 2001.

     The foregoing represents our best estimate of how we will allocate the net proceeds from the sale of shares of common stock. This estimate is based upon the current state of our business operations, our current plans and current economic and industry conditions, and is subject to reallocation among the categories listed above or for additional purposes. Accordingly, we will have broad discretion as to the application of the net proceeds.

     We believe that the net proceeds of this offering will be sufficient to meet our projected needs for working capital and other capital requirements through at least the 12 months following completion of this offering. Pending such uses, we intend to invest the net proceeds from this offering in interest bearing accounts, certificates of deposit, money market funds or other short term investments.

                                DIVIDEND POLICY

     We have never paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock; rather, we intend to retain our earnings from operations, if any, for use in the operation and expansion of our business and we do not expect to pay cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     on an actual basis;

     on a pro forma basis to reflect the receipt of $200,000 pursuant to a private loan offering in July, 2000 with warrants to purchase 200,000 shares of common stock exercisable at $1.00 per share (valued at $834,000); and

     on a pro forma as adjusted basis to further reflect the deemed conversion of 135,000 redeemable common stock into common stock and the receipt of the net proceeds from our sale of common stock in this offering, at an estimated initial public offering price of $5.00 per share, and the anticipated application of the net proceeds, including repayment of debt. See also "Use of Proceeds."

     The pro forma as adjusted table does not give effect to the following:

     262,500 shares of our common stock issuable upon the exercise of the underwriters' over-allotment option;

     175,000 shares of our common stock reserved for issuance upon the exercise of the warrants granted to the underwriters of this offering exercisable during the four-year period commencing one year from the date of this prospectus at an exercise price of 165% of the public offering price;

     1,000,000 shares of our common stock reserved for issuance upon the exercise of options pursuant to our employee stock option plan, of which options to purchase 305,000 shares of common stock have been granted, and 40,000 shares of our common stock originally reserved for issuance pursuant to incentive clauses of a sales representation agreement. These incentive clauses were not met and the 40,000 shares of common stock have been reserved for issuance as incentives in connection with the future hiring of sales and marketing personnel; and

     1,845,000 shares of our common stock reserved for issuance upon the exercise of warrants issued in connection with private debt financing transactions.

  You should read this table in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.

                                                                     June 30, 2000
                                                           ---------------------------------
                                                                Actual          Pro Forma        Pro Forma
                                                           ----------------   --------------   --------------
                                                                                                As Adjusted
                                                                                               --------------
                                                                        (In thousands)
Notes payable - private loan offerings
 (face value $1,095,000, actual, and
 $1,295,000 pro forma)....................................          $ 1,089          $ 1,089               -
Note payable - Union Labor Life Insurance Co.
 (face value $543,000 actual and pro forma)...............              530              530
                                                                    -------          -------
   Total debt.............................................            1,619            1,619               -
                                                                    -------          -------
Redeemable common stock (135,000 shares actual and pro
 forma)...................................................              149              149               -

Stockholder's equity (capital deficiency):
 Preferred Stock, $.001 par value, 10,000,000 shares
  authorized, no shares issued and outstanding.
 Common stock, $.001 par value, 40,000,000 shares
  authorized, 4,803,250 shares issued and outstanding,
  actual; 5,003,250 issued and outstanding, pro forma;
  and 6,888,250 shares issued and outstanding, pro
  forma, as adjusted......................................                5                5                7

 Additional paid-in capital...............................            1,436            2,270            9,452
 Accumulated deficit......................................           (3,610)          (3,610)          (4,463)
 Unamortized debt discount in excess of notes payable.....               -              (634)              -
                                                                    -------          -------          -------
   Total stockholders' equity (capital deficiency)........           (2,169)          (1,969)           4,996
                                                                    -------          -------          -------
   Total capitalization (deficiency)......................          $  (401)         $  (201)         $ 4,996
                                                                    =======          =======          =======

                                    DILUTION

     Purchasers of the shares of common stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution per share of common stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock. The deficit in the pro forma net tangible book value of AquaCell as of June 30, 2000, after giving effect to the borrowing of $200,000 pursuant to our private loan offering completed during July, 2000 and the deemed conversion of 135,000 redeemable common stock into common stock, was approximately $1,986,000, or approximately $.39 per share. After giving effect to the sale of the 1,750,000 shares offered in this offering, repayment of discounted debt of $1,619,000 (face value of $1,838,000) and after deducting estimated underwriting discounts and commissions and estimated offering expenses ($7,035,000 net), our pro forma net tangible book value as adjusted as of June 30, 2000, would have been approximately $4,830,000, or approximately $.70 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.09 per share to existing shareholders and an immediate dilution of approximately $4.30 per share to new investors purchasing shares in this offering at the assumed public offering price per share. The following table illustrates this pro forma per share dilution.

Assumed initial public offering price per share....................                        $5.00
Historical net tangible book value per share.......................        $(.47)
Increase in not tangible book value per share attributable to the conversion of redeemable common stock and private loan
 offering..........................................................          .08
                                                                           -----
Pro forma net tangible book value per share before this offering...        $(.39)

Increase in pro forma net tangible book
  value per share attributable to new
  investors........................................................         1.09
                                                                           -----
Pro forma net tangible book value per share
  after this Offering..............................................                          .70
                                                                                           -----
Dilution per share to new investors................................                        $4.30

     Assuming the exercise of the underwriters over-allotment option in full, the pro forma adjusted net tangible book value on June 30, 2000 would have been $.84 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.23 per share to existing shareholders and an immediate dilution of approximately $4.16 per share to new investors purchasing shares in this offering at the assumed public offering price per share.

     The following table sets forth, as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and the new investors purchasing shares of common stock from us in this offering (before deducting underwriting discounts and commissions and estimated offering expenses). The following table does not include:

     . 1,845,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants;

     . 305,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options;

     . 40,000 shares of common stock originally reserved for issuance pursuant to incentive clauses of a sales representation agreement. These incentive clauses were not met and the 40,000 shares of common stock have been reserved for issuance as incentives in connection with the future hiring of sales and marketing personnel; and

     . 262,500 shares of common stock which may be sold in this offering if the underwriters over-allotment option is exercised, in which case, new investors will hold 2,012,500 shares of common stock representing 28.1% of the outstanding shares after this offering, and the proceeds of $10,062,500 would represent 89.8% of total consideration paid by all investors.

                                                                                Average
                             Shares Purchased          Total Consideration       Price
                            Number      Percent        Amount     Percent      Per Share
                          -----------  ---------     ----------  ---------    ------------
Existing shareholders....  5,138,250     74.6%       $1,142,000     11.5%     $0.22
New investors............  1,750,000     25.4%       $8,750,000     88.5%     $5.00
                           ---------    -----        ----------    -----
  Total..................  6,888,250    100.0%       $9,892,000    100.0%
                           =========    =====        ==========    =====

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

     Our statement of operations data for the fiscal years ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 included herein have been derived from the Consolidated Financial Statements audited by Richard A. Eisner & Company, LLP, independent auditors. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

     The actual data presented below should be read in conjunction with the financial information appearing elsewhere in this prospectus.


                                                               Year Ended
                                                               ----------
                                                                June 30,
                                                                --------
                                                           2000             1999
                                                          -----             ----
Statement of Operations Data:
Sales................................................   $   263          $    29
Cost of sales........................................       109               11
Gross profit.........................................       154               18
Selling, general and administrative expenses:
Salaries and wages...................................       532              401
Legal, accounting and other professional expenses....       150              198
Stock-based compensation.............................        --              231
Other................................................       530              605
Depreciation and amortization........................        48               28
Loss before interest expense.........................    (1,106)          (1,445)
Interest expense:
  Amortization of debt discount......................       146              127
  Other..............................................       153               46
Net loss.............................................   $(1,405)         $(1,618)
Accretion of redemption amount of redeemable common
 stock...............................................         9                5
Net loss attributable to common stockholders.........   $(1,414)         $(1,623)
Net loss per common share -
basic and diluted....................................    $(0.28)          $(0.34)
Weighted average common shares -
basic and diluted....................................     4,975            4,731


                                                         June 30, 2000
                                                         -------------
Balance Sheet Data:
Cash.................................................        $     2
Working capital (deficiency).........................        $(2,555)
Total assets.........................................        $   645
Redeemable common stock..............................        $   149
Capital deficiency...................................        $(2,169)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the financial statements and accompanying notes, which appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of various risk factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

     We were incorporated in March, 1997. We were a development stage enterprise through June 30, 1999 and we incurred significant non-recurring expenses through that date in connection with our initial formation, interim financing transactions, start-up of operations and various other transactions including: legal and accounting expenses; costs incurred in connection with contracts for and audits of acquisitions and potential acquisitions; and stock issued to consultants and employees.

     During the thirty-nine month period from our inception through June 30, 2000, we paid $293,000 in compensation to our executive management team, after $191,000 of unpaid salaries was contributed to capital by our officers and an additional $292,000 was accrued and unpaid as of June 30, 2000.

     In December, 1998 we completed the acquisition of selected assets of KABB Inc. and Aquacell International, Inc., which included the rights to certain products and the assignment of U.S. and Canadian patents for an automatic refilling purified bottle water system. We paid a total of $250,000 for those assets, including $50,000 in cash and $200,000 in shares of our common stock at $1.00 per share. Upon completion of this acquisition we proceeded to set up our manufacturing facility in Rancho Cucamonga, California.

     In May, 1999 we began our business to business marketing program to 100 of the Fortune 500 companies. In August 1999, we refocused our future direction from an acquisition company to an operating company and expanded our operating plan to market our point-of-use water purification systems to the Fortune 500 companies. We have created a business to business marketing strategy and, solely through the limited efforts of our executive management team, have begun to create a base of Fortune 500 customers that will be fully developed by our in-house sales force, to be hired at the completion of the initial public offering. We currently serve nine Fortune 500 Companies and are in negotiations with seven others.

     Our product has a low manufacturing cost due in part to the fact that less than 10% of the product cost is in labor. Since our operations do not require a large full time employee base and temporary employees are readily available, we are able to achieve high gross profit margins. We believe that our gross profits on sales could average approximately 58% of sales revenues based on production at full capacity.

Plan of Operations

     Our business to business marketing strategy is to sell our point-of-use automatic refilling water cooler with its patented attached five-gallon bottle to Fortune 500 and other large companies. This product is designed to replace expensive and cumbersome bottle water coolers, as well as to replace antiquated water fountains that go unused. To date, sales have not been significant as we have focused on building a client base with only Fortune 500 companies, which have long sales cycles. All sales to date have been generated by our executive management team, and we believe that the best indication of future growth in developing companies such as ours, more important than current sales statistics, is the potential future revenue stream to be developed from our customers. We believe that our growth will come from the vertical expansion and roll out of our programs to branches and affiliates of our existing customer base as well as the expansion of our customer base to include other Fortune 500 companies.

     Upon completion of this initial public offering we intend to invest approximately $2,500,000 of the net proceeds in the development of an in-house sales and marketing staff to concentrate on different industry classifications within the Fortune 500. We believe that the development of an in-house sales staff, as opposed to hiring independent sales reps, provides us with significantly increased control and management of the client relationship. We intend to use our business to business marketing strategy to build a blue chip customer base to produce significant repeat business and to develop long term relationships with Fortune 500 companies.

     We believe that the net proceeds from this offering in the amount of approximately $7,035,000, will provide sufficient funds to implement our business plan, and to provide sufficient working capital over at least the ensuing 12 month period. We do not presently expect to raise any additional funds during that period.

Results of Operations

     Years Ended June 30, 2000 and June 30, 1999.  We commenced operations
     -------------------------------------------
during the year ended June 30, 2000 and therefore were no longer a development stage enterprise. During the year ended June 30, 1999, we had limited operations, generated minimal revenues and, accordingly management believes that comparison of these periods is not relevant to an understanding of our current financial condition and results of operations.

     On a consolidated basis, we generated revenues of $263,000 for the year ended June 30, 2000 at a gross profit of approximately 58%. Of the total revenues, approximately 61%, or $161,000, was generated from the sale of Purific water coolers of which $105,000 or approximately 65% was generated from sales to Fortune 500 Companies. We intend to fully develop this base of Fortune 500 Companies by an in-house sales force we plan on hiring after completing this offering. We incurred a cost of sales of $109,000, or approximately 42% of revenues. Such gross profit is subject to variation based on current capacity and future production volumes.

     Our operating expenses, exclusive of depreciation and amortization, were $1,212,000 for the year ended June 30, 2000, representing an aggregate decrease of 16% from the $1,435,000 of operating expenses incurred for the year ended June 30, 1999. We paid salaries and wages of $250,000 for the year ended June 30, 2000 and we accrued an additional $292,000 to our executive management team. Legal, accounting and other professional expenses were reduced from $198,000 for the year ended June 30, 1999 to $150,000 for the year ended June 30, 2000 representing a decrease of 24%. We incurred no stock-based compensation during the year ended June 30, 2000 representing a decrease of $231,000 from the year ended June 30, 1999 when we issued 231,000 shares of common stock to employees and consultants for services rendered. Other expenses decreased by $75,000 during the year ended June 30, 2000 as compared to the year ended June 30, 1999, a reduction of 12.4%. For the year ended June 30, 1999, $50,000 was included as an allowance for doubtful accounts on a loan receivable from a third party.

     The amortization of debt discount, a non-cash charge, attributed to warrants issued in connection with notes payable, amounted to $146,000 for the year ended June 30, 2000 as compared to $127,000 during the year ended June 30, 1999. Interest expense for the year ended June 30, 2000 increased to $153,000 from $46,000 for the year ended June 30, 1999. This was the result of an additional $570,000 in private loan offerings completed during the year ended June 30, 2000 and the fact that $1,025,000 in private loan offerings completed during the latter half of the year ended June 30, 1999 was outstanding for the entire year ended June 30, 2000. All of these notes will be repaid from the proceeds of the offering and interest should be significantly lower in the ensuing fiscal year.

Liquidity and Capital Resources

     Since inception our operations have been funded by equity and debt offerings.

     Year Ended June 30, 2000.  During the year ended June 30, 2000 we financed
     ------------------------
our operations through sales of 200,000 shares of common stock in connection with a private placement that raised $200,000. We raised $458,000 through the sales of units in two private placements. Those private placements consisted of $148,000 of current period loans from our officers and other lenders, as well as $112,000 of loans outstanding from the prior year, which were converted into units of the private note offering and $310,000 from subscriptions received from non-affiliates. An additional $15,000 in net proceeds was received in the form of additional loans from our officers. We paid $25,000 of costs in connection with our planned initial public offering.

     Cash used by investing activities during the year ended June 30, 2000 represented expenditures for property and equipment in the amount of $3,000.

     Cash used by operations during the year ended June 30, 2000 amounted to $661,000. Net loss of $1,405,000 was decreased by non-cash depreciation and interest on stock warrant issuance in the amount of $194,000. Net loss was further decreased by increases in accounts payable and accrued expenses, including interest, in the amount of $601,000 and was increased by net changes in other operating asset and liability accounts of $51,000.

     Year Ended June 30, 1999.  During the year ended June 30, 1999, we financed
     ------------------------
our operations through sales of 72,000 shares of common stock in connection with a private placement that raised $72,000. We raised $500,000 from the Union Labor Life Insurance Company through the placement of a 10% note payable with attached warrants to acquire 500,000 shares of our common stock at an exercise price of $1.00 per share for a four year period. A second private placement raised $525,000 from 12 individuals by issuing 10% notes with warrants to acquire 525,000 shares of our common stock at an exercise price of $1.00 per share for a three year period.

     Cash used by operations in the year ended June 30, 1999, amounted to $1,079,000. A net loss of $1,618,000 was decreased by a net increase in operating assets and liabilities of $153,000, decreased by non-cash depreciation and interest on stock warrant issuance in the amount of $155,000 and decreased by the issuance of stock to employees and in payment of consulting fees in the amount of $231,000.

     Cash used by investing activities in the amount of $103,000 represented expenditures of property and equipment in the amount of $30,000, purchase of KABB Assets in the amount of $50,000 and costs related to the KABB acquisition in the amount of $23,000.

     Cash, in the net amount of $1,198,000, was provided by financing activities from the issuance of common stock and promissory notes, referred to above, in the amount of $1,097,000, collection of a subscription receivable for the purchase of $50,000 of common stock in the private placement, and loans, net of repayments, from officers and others in the amount of $51,000.

     Management believes that the anticipated net proceeds of the offering and cash flows expected to be generated for future operations will be sufficient to meet presently anticipated needs for working capital and capital expenditures through at least the next 12 months. We presently have no material commitments for future capital expenditures.

Recent Accounting Announcements

     We are required to adopt Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 superseded statement No. 14, "Financial Reporting for Segments of a Business Enterprise" and is effective for years beginning after December 31, 1997. Statement 131 establishes standards for the way that public business enterprises report selected information about operating segments in financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The addition of statement 131 will not affect our results of operations or financial position, but may affect the disclosure of the segment information in the future.

                                   BUSINESS

Overview

     We provide point-of-use drinking water, filtration and purification products to a variety of customers. Our strategic plan is to grow rapidly within the fragmented drinking water industry. We are presently targeting Fortune 500 and other large companies with our patented five-gallon self-refilling bottle water cooler. The filtration system on our cooler contains different combinations of systems, which utilize sediment filters, reverse osmosis, carbon block, multi-media filters and ultra-violet light.

     We replace traditional five-gallon bottle water coolers with a permanently installed convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced. In addition, we replace water fountains where users tend to have greater concerns as to sanitation and water quality.

Water Purification Industry Background

     The highly fragmented water purification industry has thousands of companies involved in various capacities, including companies which design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications, down to the independent water delivery route person.

     According to a recent article appearing in The Wall Street Journal, water supply businesses generate approximately $400 billion in revenue worldwide. Demand for water purification has continued to grow nationally and internationally due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements. One of the fastest growing segment of the industry is the drinking water segment, including point-of-use filtration systems for providing purified drinking water and bottled drinking water.

Drinking Water Market Analysis

     While many consumers use water filtration systems and drink bottled water for improved taste, there are other more important reasons to do so.

     Risks of Tap Water.  Tap water, regardless of its source, may contain
     ------------------
certain contaminants that can effect one's health. Although municipalities are required to provide drinking water which complies with the Safe Drinking Water Act, the water supplied to homes from municipalities may contain startling levels of chlorine in addition to bacteria, toxins and parasites. Although the water may be purified upon leaving the treatment facility, impurities may be picked up from the pipes used to transfer it to the tap. Lead may also leach into the water from pipes, especially in older construction.

     In the United States, water quality is being compromised by pollution, aging municipal water systems, and contaminated wells and surface water. A USA TODAY investigation in October 1998 reported that the nation's safe drinking water laws are failing. This special report, "Drinking Water's Hidden Dangers", discloses that 58 million people received water that violated testing and purity standards, and that 25 million people received water that had "significant" violations posing "serious threats to public health".

     The awareness level of consumers of the potential hazards of drinking tap water is continuously increasing, and we believe that more educated consumers will be seeking to minimize such potential risks through the purchase of point-of-use filtration systems.

     Risks of Bottled Water.  While some people have resorted to drinking
     ----------------------
bottled water as a safe alternative to tap water, even bottled water can contain
impurities.    In February 1999, the Natural Resources Defense Council released an extensive four year scientific study of bottled water sold in the United States, titled "BOTTLED WATER: Pure Drink or Pure Hype?" This study included testing of more than 1000 bottles of 103 brands of bottled water. One-third of the bottled waters tested were found, in at least one test sample, to contain levels of contamination that exceeded allowable limits under either state or bottled water standards. Contaminants found in the bottled waters included synthetic organic chemicals, bacteria and arsenic. The study further revealed that, according to government and industry estimates, 25% to 40% of bottled water is just tap water - sometimes with additional treatment, sometimes not. The conclusion of the study was that while consumers spend between 240 to

10,000 times more per gallon for bottled water than they typically do for tap water, "no one should assume that just because he or she purchases water in a bottle that it is necessarily any better regulated, purer, or safer than most tap water".

Business Marketing and Growth Strategy

     Our strategic objective is to achieve rapid growth through the expansion of our business marketing and product lines utilizing a business-to-business marketing strategy primarily targeted at Fortune 500 and other large companies, as well as through strategic alliances with marketing partners.

     Our initial marketing thrust is to create revenue through the sale and leasing of our patented Purific(R) water cooler. Our Purific cooler contains an extensive state-of-the art filtration system with additional features to ensure maximum reliability for the Fortune 500 level of customer. A strong market exists for this product because (i) most Fortune 500 companies are using bottled water and are familiar with its high costs and inconveniences; (ii) water fountain use is a substantially less popular alternative; and (iii) our self-refilling cooler can lead to significant savings.

     We chose a business-to-business marketing approach over utilization of distributors in order to allow us to "own the customer" and therefore manage the relationship. We determined that utilizing in-house sales personnel, as opposed to manufactures' representatives, is critical in the implementation of our marketing plan because in-house sales people are more likely to build customer relationships, whereas commissioned sales representatives typically are transaction oriented. Also, many Fortune 500 and other large companies prefer to deal directly with the manufacturer and not with outside representatives or distributors.

     Our focus is to build interdependent relationships with the decision-makers of our targeted Fortune 500 customers who have the ability to provide long-term revenues through sales to their expansive multiple locations, subsidiaries and operating divisions.

     We have established our target customer based upon the following criteria:

      Number of employees

      Number of locations

      Geographical areas

      Industry segment

     We firmly believe that the best source for new business is the existing customer, because it is far less costly to retain and further develop a current client than it is to acquire a new one.

     In order to provide our self-refilling coolers to Fortune 500 and other major companies with locations throughout the country, we utilize a national installation group.

     We have sold our Purific water cooler to the headquarter locations of several Fortune 500 companies, each of which has significant long-term customer value. We will continue to build relationships with the decision-makers of those companies, and we will increase business through incremental sales to our existing and future customers.

     To date, all sales to Fortune 500 clients have been attained through the efforts of our executive management team. In these situations our Purific water cooler has replaced conventional water fountains, bottled water programs and flat-top filtration coolers. Upon completion of this offering, we will hire and train a sales force to further expand our Fortune 500 client base and to cultivate each customer for significant future business.

     Historically, our leads have been primarily obtained through a targeted direct-mail campaign. The CEOs of certain Fortune 500 and other identified companies were sent our "Message in a Bottle" mailing. This mailing included a full size five-gallon bottle with product literature placed inside. Upon hiring of sales personnel, additional mailings will be made to the balance of the Fortune 500 companies and will then be made to other large companies included in the Fortune 1000 and 2000.

     Additional marketing strategies that we intend to utilize include:

          Cross Marketing Sales.  Cross marketing partners in diverse industries
          ---------------------
          are being developed to place our Purific water cooler into our customers' places of business with the bottle band advertising our partner's company or product. This banding process is interchangeable and may be used to tie in with other advertising campaigns. Cross marketing opportunities include: doctor's offices, real estate offices, travel industry, insurance, Internet, investment banking and many others.

          Internet.  Our Purific water cooler is available for sale or lease on
          --------
          our web site, www.aquacell.com. Additionally, we are registering with various business-to-business suppliers to include our Purific cooler on their web sites.

          General Services Administration.  We have submitted extensive
          -------------------------------
          documentation to secure a General Services Administration contract number. Assuming this contract number is awarded, we will begin our marketing campaign towards government facilities through such means as the exclusive General Services Administration tradeshow and direct mail campaigns.

          Marketing Partners.  Sales to smaller businesses will be made through
          ------------------
          our strategic market partners. Nearly every business, as well as churches, doctor's offices, hospitals and other establishments have water coolers to supply bottled water to their employees, members, patients or visitors. Sales targets include:

          Corporate offices                    Retail stores (employee lounges)

          Manufacturing facilities             Lobbies and waiting rooms

          Doctors/dentists/hospitals           Airline club rooms

          School administrative offices        Churches

          Auto dealers                         Country clubs

          Banks                                Government facilities

Products

     Our water purification products are geared towards the drinking water market that, according to industry studies, is one of the fastest growing sector of the water purification industry.

     Our flagship product is our patented self-refilling Purific water cooler. The cooler is hooked up to a standard municipal (tap) water supply. The water is purified and filtered through multiple step systems and the purified water automatically and continuously fills the permanently attached five-gallon bottle on our cooler system.

     The Purific cooler is available in four models:

          HC-2 - Hot/Cold cooler with ProSystem II filtration system

          HC-3 - Hot/Cold cooler with ProSystem III filtration system

          RC-2 - Room Temp/Cold cooler with ProSystem II filtration system

          RC-3 - Room Temp/Cold cooler with ProSystem III filtration system

     Our self-refilling Purific cooler has many advantages over standard water coolers with the replaceable five gallon bottles:

          Saves money.  Our self-filling cooler has been proven to save most
          -----------
          companies a considerable amount of money over the costs of bottled water alternatives.

          No bottles to change.  When changing water bottles, most people
          --------------------
          spill or splash the water, and often a relatively strong person must be located to change the bottle. Also, the cleanliness of the hands of the person changing the bottle is an issue, since anything on their hands will end up in the water.

          Reduce potential worker's compensation claims.  Potential worker's
          ---------------------------------------------
          compensation claims from injuries due to lifting the 40-pound bottle can be costly. New proposed OSHA regulations will force companies to take more precautions against potential claims.

          No bottles to store.  Replacement water bottles are cumbersome to
          -------------------
          store, taking up a lot of valuable space in an office. The higher the rent, the more it costs to store the water.

          Never run out of water.  Since our Purific cooler continuously
          ----------------------
          refills itself as water is dispensed, the cooler always has water available when needed.

          No delivery problems.  Deliveries of bottled water can disrupt office
          --------------------
          operations. Additionally, in large office buildings wait time for freight elevators can delay bottled water delivery by several hours, further adding to the inconvenience of bottled water delivery.

          Freshly filtered and purified water.  The quality of bottled water
          -----------------------------------
          varies greatly depending upon the source and whether or not it is filtered or purified. Also, water which has been stored in certain areas can absorb taste and odor through the bottle. The water in our Purific water cooler maintains its freshness as it is constantly being replenished.

          Air is filtered.  The air used to displace water in our
          ---------------
          self-refilling cooler is filtered through a 1-micron filter. When water is dispensed from traditional water coolers, contaminated air from around the cooler bubbles into the bottle. This air can contain invisible elements from contaminants such as mold, algae, hair spray, oils, grease, dirt, pollen paint and mildew, all of which can taint the water.

     All of our Purific water coolers are equipped with state-of-the-art filtration systems designed to provide high quality filtration and purification. Our filtration systems are tested and validated by the Water Quality Association (a trade association comprised of 2,600 members in the household, commercial, industrial and small system water treatment industry). They are available in two models - ProSystem II or ProSystem III. Both systems include a shut-off valve, pressure regulator, water monitor, sediment filter, the AquaCell multi-media filter and a carbon block filter. The major difference between our filtration systems is that our ProSystem II utilizes ultraviolet light for disinfection, and our ProSystem III utilizes reverse osmosis.

     ProSystem II (Ultraviolet)            ProSystem III (Reverse Osmosis)
     --------------------------            -------------------------------

     Does not require a drain line         Requires a drain line

     Keeps minerals and salts in water     Removes minerals and salts from water

     Fills bottle at a rate of             Produces 25 gallons of water per day
     .75 gallons per minute

     Produces one gallon of water per      Produces one gallon of water per four
     one gallon of tap water               gallons of tap water

     For most customers, the ProSystem II will perfectly suit their needs. Some customers, however, will prefer reverse osmosis water either because they have gotten used to drinking water without minerals or because of poor quality water, such as in areas where the water has a high salt content.

     There are, however, certain times when the ProSystem III is not recommended, such as:

          in offices with high employee concentration (in a typical 8-hour work day, more than eight gallons of water may be consumed);

          in areas where drain lines are not readily available; and where water conservation concerns conflict with high water use.

Replacement Filters

     We also sell replacement filters for our Purific water coolers. The filtration systems on our patented water coolers require replacement after 2,000 gallons of water have passed through the system or after one year from the date of installation, whichever comes first. The filtration system automatically shuts off when the threshold for the preset number of gallons is met, alerting the customer to call for replacement filters. We also contact our customers on an annual basis to facilitate timely replacement of filters. Customers with high water usage often stock replacement filters. The revenue from replacement filters will be significant and will increase from year to year as we sell more water coolers.

     Other products to be offered by us include:

          Filtration systems are available for under-the-sink usage and they may also be connected to standard water-fountains.

          Our "Traveler" system is a portable compact multi-stage filtration system that provides drinkable water for campers, international travelers or for emergency use.

Customers

     Our customers currently consist mostly of Fortune 500 companies across a broad range of industries including investment banking, consumer products, aerospace, entertainment, banking, brokerage houses, manufacturing and insurance. Our customers also include professional service providers and governmental agencies.

Production, Raw Materials and Supplies

     Our Products are manufactured in our 10,000 square foot manufacturing facility located in Rancho Cucamonga, California. This strategically located facility is located within a 100 mile radius of 95% of our suppliers allowing for "just-in-time" inventory. Our product has a low cost of manufacturing. Less than 10% of product cost is in labor, allowing for high gross profit margins because our operations do not require a large full time employee base and, when needed, temporary employees are readily available.

     Our facility utilizes manufacturing processes that follow the guidelines of the Water Quality Association. The manufacturing process of our various products includes utilization of injection molded parts, for which we own the molds. Multiple vendors have been identified as sources for parts and supplies for our products and we do not anticipate any shortages of such materials.

     We maintain a controlled low inventory of finished goods. Upon completion of manufacture, each product undergoes quality assurance testing prior to shipping and installation. The raw materials and components used in these products are commonly available commodities such as off the shelf water coolers, water bottles, various fittings, plastic tubing, wiring, valves, sediment filters, reverse osmosis membrane filters and ultra-violet lights. Our products are fabricated from these materials and assembled together with products bought from other companies to form an integrated product. We do not depend on any single supplier. If any supplier were to become unable to perform, we believe we could readily find a substitute source. We are not a party to any material long-term fixed price supply contracts.

Government Regulation

     Federal, state, local and foreign environmental laws and regulations require substantial expenditures and compliance with water quality standards and impose liabilities for noncompliance. We believe that environmental laws and regulations and their enforcement are, and will continue to be, a significant factor affecting the marketability of our products. The treatment of drinking water in the United States is governed by the Safe Drinking Water Act. The 1996 amendments to that Act emphasize risk-based standards for contaminants in drinking water, afford small water supply systems operational flexibility and provide assistance to water system infrastructures through a multi-billion-dollar Drinking Water State Revolving Fund. The Fund program assists public water systems with the financing of the costs of drinking infrastructure that is necessary to achieve or maintain compliance with the Safe Drinking Water Act requirements and to protect public health. The Fund, patterned after the State Revolving Fund contained in the Clean Water Act, provides funding to the states to establish a renewable source of financing for drinking water infrastructure projects. The Fund program is designed to ensure that the drinking water supplies in the United States remain safe and affordable, and that systems that receive funding will be properly operated and maintained. Regulations under the Safe Water Drinking Act also established maximum containment levels for a wide variety of chemicals that may be present in drinking water treatment to meet applicable standards.

     Any changes in applicable regulations or their enforcement may affect our operations by imposing additional regulatory compliance costs on our customers, requiring modification of our products or affecting the market for our products. To the extent that demand for our products are created by the need to comply with such enhanced standards or their enforcement, any modification of the standards or their enforcement may reduce demand, thereby adversely affecting our business, financial condition or results of operations. Conversely, changes in applicable environmental requirements imposing additional regulatory compliance requirements or causing stricter enforcement of these laws or regulations could increase the demand for our products.

Competition

     The drinking water purification industry is fragmented and highly competitive due to the large number of businesses within certain product areas. We compete with many companies which have greater market penetration, depth of product line, resources and access to capital, all of which could be competitive advantages. Competitors include: bottled water companies such as Arrowhead, Deer Park, Poland Spring, and Sparkletts; water filtration system manufacturers such as Culligan (owned by US Filter Corporation), Brita (owned by Clorox) and
P r (owned by Proctor and Gamble); and flat-top point-of-use water cooler manufacturers such as Oasis, Cordley-Temprite, and Mutual of Omaha's Innowave product.

     While we believe that we can deliver our products on an economically competitive basis, there can be no assurance in that regard. In addition, many competitors have greater financial resources than us to finance their expansion and internal growth opportunities. Consequently, we may encounter significant competition in our efforts to achieve our strategic goals.

Intellectual Property

     We own a United States and Canadian patent on our automatic-refilling purified bottle water cooler. These patents do not expire until November 20, 2006 and October 2, 2009, respectively. We have federally registered our Purific trademark and have pending applications to federally register our AquaCell and ArcticFresh marks. We also conduct business in California under the name Global Water Solutions, Inc. We will seek to improve our patented technology and obtain additional patent protection where appropriate. As part of our operating strategy, we intend to focus on establishing brand name recognition in the consumer and retail market segment of the water purification and treatment industry with respect to our various product lines. We intend to seek appropriate additional trademark or servicemark registrations in connection with our product and service offerings.

Employees

     As of September 1, 2000, we had nine full-time employees and no part-time employees. None of our employees are covered under collective bargaining agreements. Management believes we maintain good relationship with our employees.

Legal Proceedings

     We are not currently subject to any material litigation nor, to our knowledge, is any material litigation being threatened against us.

Properties

  Our principal executive office and our 10,000 square foot manufacturing facility are located in Rancho Cucamonga, California under a five year lease that commenced on January 1, 1999 and expires on December 31, 2004. That lease has an average annual base rent of $69,600. We also maintain an approximately 1,000 square foot satellite office in Englewood Cliffs, New Jersey under a three year lease that commenced on December 1, 1997 and expires on November 30, 2000. That lease has an average annual base rent of $17,334. We believe that, if necessary, alternative space is readily available at comparable rates and on comparable terms with respect to all of our leased properties. We also believe that we can obtain additional space necessary to support increases in our future operation. We believe that the properties described above are currently protected by adequate insurance.

                                   MANAGEMENT

Directors and Executive Officers

  Information with respect to our directors and executive officers is set forth below.


        Name            Age                             Position
----------------------  ------    ----------------------------------------------------------
James C. Witham.......    59      Chairman of the Board and Chief Executive Officer

Karen B. Laustsen.....    40      President, Chief Operating Officer, Secretary and Director

Gary S. Wolff.........    62      Treasurer, Chief Financial Officer and Director

Glenn A. Bergenfield..    47      Director

Dr. William DiTuro....    44      Director

Gregory W. Preston....    45      Director

  Mr. James C. Witham founded AquaCell in March, 1997 and serves as its Chairman and Chief Executive Officer. Prior to founding AquaCell, Mr. Witham founded JW Acquisition Co. in May, 1996 and served as its Chief Executive Officer until March, 1997. From April, 1987 through May, 1996, Mr. Witham founded and served as Chairman, Chief Executive Officer and President of U.S. Alcohol Testing of America, Inc. (USAT), a publicly traded company. Mr. Witham also served as Chairman and Chief Executive Officer of USAT's two publicly held subsidiaries, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Mr. Witham is the husband of Karen B. Laustsen, President of AquaCell.

  Ms. Karen B. Laustsen is a founder of AquaCell and has served as its President, Chief Operating Officer, Secretary, and as a Director since March, 1997. Prior to founding AquaCell, Ms. Laustsen served as President of JW Acquisition Co. from May, 1996 through March, 1997. From April, 1986 through May, 1996, Ms. Laustsen served as Executive Vice President and a director of USAT. Ms. Laustsen also served on the board of directors of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Ms. Laustsen is the wife of James C. Witham, Chairman of AquaCell.

  Mr. Gary S. Wolff is a founder of AquaCell and has served as its Treasurer, Chief Financial Officer and as a Director since March, 1997. Prior to founding AquaCell, Mr. Wolff served as Chief Financial Officer and a director of U.S. Alcohol Testing of America, Inc. (USAT), a publicly held company from April, 1987 through July, 1996. Mr. Wolff also served as Chief Financial Officer and as a director of U.S. Drug Testing, Inc. and as Treasurer and a director of Good Ideas Enterprises, Inc. He is licensed as a Certified Public Accountant in the States of New York and New Jersey and during the period from July, 1996 through March, 1997 he was self-employed as a sole practitioner of accounting.

  Mr. Glenn A. Bergenfield has been a director of AquaCell since July 1997. For the past fifteen years, Mr. Bergenfield has been self-employed as a sole practitioner of law in the State of New Jersey. Mr. Bergenfield served as Treasurer and a director of USAT, and as a director of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

  Dr. William DiTuro has been a director of AquaCell since July 1997. Dr. DiTuro has been self-employed as a sole practitioner of general pediatrics since 1986 and has served as a clinical instructor of pediatrics at the Robert Wood Johnson Medical School. Dr. DiTuro served as a director of USAT, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

  Mr. Gregory W. Preston became a director of AquaCell in September, 1999. Mr. Preston has been a partner in the law firm of Allen Matkins Leck Gamble & Mallory LLP since October 1999. Previously he was a partner at McDermott, Will & Emery from January, 1996 through September, 1999, and from January 1991 until January 1996 he was a partner at Brobeck, Phleger & Harrison where he was also an associate from 1983 until 1991. Mr. Preston received a L.L.M. degree from New York University School of Law in 1983, a J.D. degree, cum laude, from Southwestern University in 1982, and a B. A. degree from Colgate University in 1977.

Classified Board

  Our Restated Certificate of Incorporation provides for three classes of directors. Directors Witham and Bergenfield have been appointed to Class I and will serve until the meeting of stockholders in 2003; directors Laustsen and DiTuro have been appointed to Class II and will serve until the meeting of stockholders in 2002; and directors Wolff and Preston have been appointed to Class III and will serve until the annual meeting of stockholders in 2001. After these directors' terms expire, newly elected directors shall serve for three year terms or until their successors are duly elected and qualified.


Board Committees

  The Board of Directors maintains an Executive Committee currently consisting of directors Witham, Laustsen and Wolff, which has all of the authority of the Board of Directors except as limited by applicable law. In addition we have an Audit Committee and a Compensation Committee which are required to consist of a majority of outside directors. The Audit Committee, currently consisting of directors Bergenfield and DiTuro, oversees actions taken by our independent auditors and reviews our internal audit controls. The Compensation Committee, currently consisting of directors Witham, Bergenfield and DiTuro, reviews the compensation levels of our employees and makes recommendations to the Board regarding compensation.


Director Compensation

  The members of the Board of Directors and any advisors to the Board are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. We have granted options to purchase 275,000 shares of common stock to our independent directors at an exercise price of $1.00 per share. See "Principal Stockholders" below. Additionally, each independent director and any advisor will receive $2,000 for each Board meeting attended following completion of this offering and they are also entitled to receive an option to purchase up to 15,000 shares of our common stock for each year of service. Directors receive no other compensation for service on the Board of Directors.


Compensation of Executive Officers

  Summary Compensation Table. The following table sets forth compensation information for James C. Witham, our Chairman of the Board and Chief Executive Officer. No other officer or director received compensation in excess of $100,000 for fiscal years 1998, 1999 or 2000.


                                                                                               Long-Term
                                                                     Annual Compensation     Compensation
                                                                  -------------------------     Options        All Other
Name and Principal Position                                      Year    Salary     Bonus      Granted        Compensation
---------------------------------------------------------------  ----   --------   -------   ------------   ----------------
James C. Witham................................................   2000   $153,000   $23,000       --             $    --
Chairman of the Board and Chief Executive Officer                 1999   $ 53,000   $    --       --             $    --
                                                                  1998   $ 76,000   $    --       --             $30,000

All of Mr. Witham's compensation for fiscal year 2000 was accrued and unpaid at June 30, 2000 except for the $23,000 bonus. In fiscal year 2000, Mr. Witham contributed to capital $100,000 of his 1999 accrued and unpaid salary. Mr. Witham received consulting fees of $30,000 during the period from September 1, 1997 through December 31, 1997, prior to his becoming an employee.

  Employment Agreements. Effective with the completion of this offering, we will enter into five-year employment agreements with each of Mr. Witham and Ms. Laustsen, and a two-year employment agreement with Mr. Wolff. These agreements are to provide for base salaries of $265,000, $160,000, and $142,000, respectively, and are also to provide for bonuses to be paid based upon established financial performance targets. Each of these employment agreements is to contain standard noncompete, confidentiality and benefit provisions, including provisions for severance compensation in the event of a termination without cause or transactions that result in a change in control of AquaCell. Each of these contracts provide that after the first year, the base salary amounts will be subject to increase by 50% of the amount of any bonus, with such bonus to be based on net sales and net income earned during the prior year. The terms of the employment agreements, including bonus criteria have been reviewed and approved by the Compensation Committee.


Summary of Incentive Stock Plan

  Our 1998 Incentive Stock Plan, covering 1,000,000 shares of our common stock, will be administered by the Compensation Committee of our Board of Directors. Among the Compensation Committee's powers will be the authority to:

   interpret the plan;

   establish rules and regulations for its operation;

   select officers, other key employees, consultants and advisors to receive awards; and

   determine the form, amount and other terms and conditions of awards.

  Directors, officers, key employees and independent contractors will be eligible to participate in the plan. The selection of participants is within the discretion of the Compensation Committee.

  The plan provides for the grant of any or all of the following types of awards:

   stock options, including nonqualified stock options and incentive stock options;

   stock awards;

   stock appreciation rights;

   performance shares; and

   performance units.

Awards may be granted by themselves, in combination or in tandem with other awards as determined by the Compensation Committee.

     Under the plan, the Compensation Committee may grant awards in the form of nonqualified stock options or incentive stock options, shares of our common stock, stock appreciation rights, performance shares or performance units. The Compensation Committee, with regard to each stock option, will determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option. The following limitations are applicable under the plan: no incentive stock options may be exercisable later than ten years after the date they are granted and no nonqualified stock options may be exercisable later than fifteen years after the date they are granted;

     the aggregate fair market value at the time of grant of shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000;

     the exercise price of a stock option will not be less than 100% of the fair market value of the shares of common stock on the date the option is granted for incentive stock options or less than 85% of the market value for non qualified stock options (or, in either case, not less than 110% of fair market value if the optionee is an officer, director or a 10% stockholder);

     the option price must be paid by a participant by check or, in the discretion of the Compensation Committee, by delivery of our common stock; and

     awards may be subject to such terms, conditions, restrictions or limitations, as the Compensation Committee deems appropriate, including restrictions on transferability and continued employment.

  Under the plan, each stock appreciation right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject to the stock appreciation right up to the date the right is exercised. Stock appreciation rights may be granted independent of, or in connection with, stock options. In the case of stock appreciation rights issued independent of stock options, the appreciation shall not be measured from a value less than 85% of the fair market value of the shares on the date of grant. If the stock appreciation rights are issued in connection with stock options, the appreciation shall be measured from not less than the option price. No stock appreciation right may be exercised earlier than six months after the date of grant or later than the earlier of the term of the related option or fifteen years after the date it was granted.

  Performance shares and units may be awarded either alone or in addition to other awards and will consist of:

     in the case of performance shares, the right to receive shares of common stock or cash of equal value at the end of a specified performance period; or

     in the case of performance units, the right to receive a fixed dollar amount, payable in cash or shares of common stock or a combination of both at the end of a specified performance period.


The Compensation Committee may condition the performance shares or units on the attainment of specified performance goals or such other facts or criteria as the committee shall determine.

  The plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. However, the Compensation Committee may permit the transferability of an award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

  The Board of Directors has the right to amend, suspend or terminate the plan at any time, subject to the rights of participants under any outstanding awards. However, no amendment to the plan may be made without the approval of our stockholders if such approval is required by law or regulatory authority.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock and presently exercisable options to acquire common stock, as of September 1, 2000, as adjusted to reflect the sale of our common stock offered through this prospectus, held by:

     . each person known by us to own beneficially more than 5% of our common stock,

     .  each of our directors,

     .  the Chief Executive Officer and each other executive officer, and

     .  all directors and executive officers as a group.

     Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to our common stock owned by them.



                                                                                 Shares of Common           Percentage of Common
                                                                                 Stock Underlying       Stock, Warrants and Options
                                                           Shares of Common    Warrants and Options     ---------------------------
                                                          Stock Beneficially    Exercisable Within        Before           After
                 Name and Address                                Owned                60 Days            Offering         Offering
-----------------------------------------------------     ------------------    -------------------     ----------       ----------
James C. Witham (/1/)................................              2,000,000                100,000          40.1%            30.1%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Karen B. Laustsen....................................                500,000                100,000          11.5%             8.6%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Michael Witham.......................................                337,500                    -0-           6.6%             4.9%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Gary S. Wolff........................................                457,500                 50,000           9.8%             7.3%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Glenn A. Bergenfield.................................                 87,500                 90,000           3.4%             2.6%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Dr. William DiTuro...................................                 77,500                 55,000           2.6%             1.9%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Gregory W. Preston...................................                    -0-                115,000           2.2%             1.6%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Union Labor Life Insurance Co........................                    -0-                550,000           9.7%             7.4%
111 Massachusetts Ave., NW
Washington, DC  20001

All officers and directors as a group (six persons)..              3,127,500                510,000          64.3%            49.1%

___________________

(/1/) Includes an aggregate of 500,000 shares owned of record by Witham Group, LLC and JW Acquisitions, LLC which are entities in which Mr. Witham controls 100% of the outstanding equity.

                         DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 50 million shares of capital stock, par value $0.001 per share. Currently 40 million of such shares of capital stock are classified as common stock and 10 million are classified as Preferred Stock. As of September 1, 2000, 5,138,250 shares of our common stock were outstanding and held of record by 52 stockholders. Our Restated Certificate of Incorporation authorizes the Board to classify any of the unissued shares of authorized Preferred Stock into one or more different classes or series of Preferred Stock which may be issued from time to time with such distinctive designations, rights and preferences as may be determined by the Board. We may issue Preferred Stock for possible future financings of acquisitions or for general corporate purposes without any legal requirement that further stockholder authorization for such issuance be obtained. The issuance of Preferred Stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. Preferred Stock, if issued, could have a preference on dividend payments which could affect our ability to make dividend distributions to the holders of our common stock.

Common Stock

     Dividends.  Holders of our common stock will be entitled to dividends
     ---------
declared and payable at such times and in such amounts as the Board will from time to time determine out of funds legally available therefore. The rights of holders of our common stock to receive dividends will be subject and subordinate to the rights of any future holders of Preferred Stock as may be authorized by us.

     Liquidation.  Upon our liquidation, dissolution or winding up (either
     -----------
voluntary or involuntary), after payment of liabilities, any future holders of classes of our Preferred Stock or other senior stock, as may be authorized by us, will be entitled to receive the payment of all liquidation and other preference amounts; the holders of our common stock will be entitled to receive our remaining assets available for distribution to our stockholders pro rata according to the number of shares held. The following shall not constitute a liquidation, dissolution or winding up for the foregoing purposes:

     .  our consolidation or merger with or into another corporation;

     .  a merger of any other corporation with or into us, or

     . the sale of all or substantially all of our property or business, other than in connection with a winding up of our business.

     Voting.  Each holder of our common stock is entitled to one vote for each
     ------
share held of record on each matter submitted to vote of holders of our common stock.

     Other Rights.  There are no preemptive or other subscription conversion,
     ------------
redemption or sinking fund rights or provisions with respect to shares of our common stock. We hold annual stockholder meetings, and special meetings may be called by the President or Secretary or holders of at least 20% of the total voting power of all outstanding share of our capital stock then entitled to vote or a majority of the Board. Our Restated Certificate of Incorporation may be amended in accordance with the Delaware General Corporation Law, subject to certain limitations set forth therein.

     Redeemable Common Stock.  In connection with the purchase of selected
     -----------------------
assets of KABB Inc. and Aquacell International, Inc., an option was granted to the holder of 135,000 shares of common stock to put the stock back to the Company at a price of $1.00 per share plus interest at 7% per annum if the Company does not complete an initial public offering by December 21, 2000.

     Outstanding Options, Warrants and Contingent Shares.  As of the date of
     ---------------------------------------------------
this prospectus, up to 2,190,000 shares of common stock are issuable pursuant to outstanding options, warrants and contingent shares excluding the 175,000 shares of common stock reserved for issuance upon the exercise of warrants granted to the underwriters as follows:

          1,845,000 shares of common stock are issuable, in connection with outstanding warrants, of which 1,795,000 shares are issuable at an exercise price of $1.00 per share and the remaining 50,000 shares are issuable at an exercise price of $5.00 per share;

          305,000 shares of common stock are issuable, in connection with outstanding options, at an exercise price of $1.00 per share; and

          40,000 shares of common stock are issuable at an exercise price of $1.00 per share upon achieving certain performance criteria contained in a sale representation agreement. These criteria were not met and the 40,000 shares of common stock have been reserved for issuance as incentives in connection with the future hiring of sales and marketing personnel.

     Underwriters' Warrants.  At the closing of this offering, we will sell to
     ----------------------
Grady & Hatch and Company, Inc. underwriters' stock warrants to purchase up to 175,000 shares of our common stock for an aggregate purchase price of $100. The underwriters' stock warrants will be exercisable to purchase our common stock at a price equal to $8.25 per share at any time during the four year period commencing one year from the effective date of this prospectus. The underwriters' stock warrants will expire four years after the date of this prospectus.

Section 203 of the Delaware General Corporation Law

     Our Restated Certificate of Incorporation expressly provides that we have elected not to be governed by section 203 of the Delaware General Corporation Law, which prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation.

Indemnification

     Our Restated Certificate of Incorporation requires us to indemnify our directors and officers and to pay or reimburse expenses for such individuals to the maximum extent permitted from time to time by the Delaware General Corporation Law. The Delaware General Corporation Law permits us to indemnify any of our directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or on our behalf. Such indemnification is limited to persons involved in such actions or proceedings by reason of being a director, officer, employee or agent of ours, or serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The permitted indemnification covers expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also permits us to indemnify any of these people regarding a civil action or suit by us or on our behalf.

     As authorized by the Delaware General Corporation Law, our Restated Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except liability for:

     .  any breach of the director's duty of loyalty to us or our stockholders,


     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     . certain unlawful dividend payments or stock redemptions or repurchases, and

     . for any transaction from which the director derives an improper personal benefit.

     The effect of this provision is to eliminate our rights and our stockholders rights to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in the four bullet points above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of AquaCell pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock will be U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204.


                             CERTAIN TRANSACTIONS

     On August 6, 1998 we completed the sale of 507,000 shares of our common stock to individuals pursuant to a private placement and raised $507,000. A total of 90,000 shares out of those 507,000 shares were purchased by Mr. Bergenfield and Dr. DiTuro.

     During November 1998 we sold six (6) units of our note payable-private loan offering. Each unit consists of a $25,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 25,000 shares of our common stock at $1.00 per share. Purchasers of these units included Ms. Laustsen, Messrs. Wolff, Bergenfield and Dr. DiTuro.

     On October 31, 1999, $200,000 in notes payable, representing a total of 2 units in a $500,000 note payable-private loan offering, were purchased by our executive officers as follows: James Witham $100,000; Karen Laustsen $75,000; and Gary Wolff $25,000. Each full unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 100,000 shares of our common stock at $1.00 per share.

     During September 1999 we had a capital contribution of $191,000 of prior year accrued and unpaid salaries to our executive officers as follows: James Witham $100,000; Karen Laustsen $39,200; and Gary Wolff $51,800.

     At March 31, 2000 we had an aggregate of $225,000 in accrued and unpaid salaries to our executive officers as follows: James Witham $118,000; Karen Laustsen $46,000; and Gary Wolff $61,000. We intend to pay these accrued salaries out of available working capital following the completion of this offering. Additional unpaid compensation of $67,000 for the quarter ended June 30, 2000 and any unpaid compensation after that date will be paid from the operations of AquaCell in 2001.

     During March 2000 we sold a unit in our note payable-private loan offering to Mr. Bergenfield. The unit consisted of a $35,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 35,000 shares of our common stock at $1.00 per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

  On the closing of this offering, 6,888,250 shares of our common stock will be outstanding. The 1,750,000 shares of our common stock to be sold in this offering (other than those that may be purchased by our affiliates) will be freely tradeable. The remaining outstanding shares of our common stock may be publicly resold only following their effective registration under the Securities Act or pursuant to an available exemption (such as provided by Rule 144 promulgated pursuant to the Securities Act) from the registration requirements of the Securities Act. These remaining shares were issued and sold by us in private transactions in reliance on exemptions from registration under the Securities Act. The holders of our outstanding common stock have agreed that they will not, without the prior written consent of Grady & Hatch and Company, Inc., offer, sell or otherwise dispose of any shares of common stock, or any securities convertible into, or exercisable for, shares of our common stock, until after the expiration of the one year Lock-up Period, except that they may transfer shares of our common stock in a transaction not involving any public offering, including to a family member, or in the event of death by will or by operation of law, provided that any such transferee of our common stock agrees to be bound by the one year Lock-up Period. These restrictions will be applicable to any shares any of those persons acquire in this offering or otherwise during the one year Lock-up Period. Sales made pursuant to Rule 144 must comply with applicable holding periods and volume limitations and certain other requirements.

  As of the date of this prospectus, up to 2,190,000 shares of common stock are issuable pursuant to outstanding options, warrants and contingent shares excluding the 175,000 shares of common stock reserved for issuance upon the exercise of warrants granted to the underwriters as follows:

    1,845,000 shares of common stock are issuable, in connection with outstanding warrants, of which 1,795,000 shares are issuable at an exercise price of $1.00 per share and the remaining 50,000 shares are issuable at an exercise price of $5.00 per share;

    305,000 shares of common stock are issuable, in connection with outstanding options, at an exercise price of $1.00 per share; and

    40,000 shares of common stock are issuable at an exercise price of $1.00 per share upon achieving certain performance criteria contained in a sale representation agreement. These criteria were not met and the 40,000 shares of common stock have been reserved for issuance as incentives in connection with the future hiring of sales and marketing personnel.

  Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our future ability to raise capital through an offering of our equity securities.


                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement among us and Grady & Hatch and Company, Inc., as representative, each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to each of the underwriters, the respective number of shares of our common stock set forth opposite each underwriter's name.

                                                    Number of
Underwriter                                           Shares
-----------------------------------------------   --------------
Grady & Hatch and Company, Inc.



  Total

  The underwriters propose to offer the shares of our common stock initially at the public offering price set forth on the cover page of this prospectus, and to selling group members at that price less a 10% discount, or $_____ per share. The underwriters may allow concession not in excess of $______ per share of our common stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow and such dealers may reallow concessions not in excess of $______ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

  We have agreed to pay Grady & Hatch and Company, Inc. a non-accountable expense allowance of 3% of the aggregate offering price of our common stock sold in this offering (including any shares purchased pursuant to the over-allotment option), of which $10,000 has been paid by us to Grady & Hatch and Company, Inc. to cover a portion of the due diligence expenses and underwriting costs related to this offering.

  The underwriters have been granted a 45-day over-allotment option to purchase from us up to 262,500 additional shares of our common stock at the public offering price less the underwriting discount. If the underwriters exercise such over-allotment option, then each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of our common stock to be purchased by it as shown in the above table bears to the 1,750,000 shares of our common stock offered hereby exclusive of the underwriters' over-allotment option. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of our common stock.

  The underwriting agreement provides that we will indemnify the underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments that the underwriters or any such controlling persons may be required to make.

  The underwriting agreement also provides that Grady & Hatch and Company, Inc. shall have the right to designate a non-voting advisor to our Board of Directors for a period of two years after the effective date of this prospectus, provided such advisor is acceptable to us. This advisor shall attend meetings of our Board of Directors and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings. As of the date of this prospectus, no such advisor has been designated.

  We have agreed to sell to Grady & Hatch and Company, Inc. or its designees, for nominal consideration, warrants to purchase an aggregate of 175,000 shares of common stock at an exercise price of $8.25 per share. The shares of our common stock subject to those warrants will be identical in all respects to the shares of our common stock offered to the public by this offering. All of the warrants sold to Grady & Hatch and Company, Inc. will be exercisable for a four-year period commencing one year after the date of this prospectus. We have agreed to file and maintain a current registration statement with respect to the underlying common stock during the period beginning one year after the date of this prospectus and ending five years after the date of this prospectus. Those warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of certain specified events. Under NASD rules, the warrants may be transferred to co-underwriters, members of the selling group and to their respective officers and partners.

  Upon closing the offering, we will enter into a financial consulting agreement with Grady & Hatch and Company, Inc. providing Grady & Hatch and Company, Inc. a consulting fee in an amount equal to two percent of the dollar amount of our common stock sold in this offering (including securities sold pursuant to the over-allotment option, to the extent exercised), for consulting services which shall be rendered by Grady & Hatch and Company, Inc. for a period of one year from the date of this prospectus. Such consulting services shall include, but shall not be limited to, advising us in connection with possible acquisition opportunities, advising us regarding stockholder relations including the preparation of our annual report and other releases, assisting in long-term financial planning, advising us in connection with corporate reorganizations, expansion and capital structure, and other financial assistance. Such consulting fee shall be paid in full in advance at each closing of this offering.

  The underwriting agreement also provides that if we, within three years from the effective date of this prospectus, enter into any agreement or understanding with any person or entity exclusively introduced by Grady & Hatch and Company, Inc. involving any of the following transactions which were originated exclusively by Grady & Hatch and Company, Inc.:

   the sale of all or substantially all of our assets;

   the merger or consolidation of us (other than a merger or consolidation effected for the purpose of changing our domicile) with another entity, or the acquisition by us of the assets or stock of another business entity, which agreement or understanding is thereafter consummated, whether or not during such three year period.

then we, upon such consummation, shall pay to Grady & Hatch and Company, Inc. an amount equal to the following percentages of the consideration paid by us in connection with such transaction: 5% of the first $1,000,000 or portion thereof, of such consideration; 4% of the second $1,000,000 or portion thereof of such consideration; and 3% of such consideration in excess of the first $2,000,000 of such consideration. The fees payable to Grady & Hatch and Company, Inc. will be in the same form of consideration as that paid by or to us, as the case may be, in any such transactions.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of our common stock than have been sold to them. The underwriters may elect to cover any such short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, such persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on Nasdaq and AMEX and, if commenced, may be discontinued at any time.

  In connection with this offering, certain underwriters and selling group members or their respective affiliates who are qualified market makers on Nasdaq or AMEX may engage in passive market making transactions in our common stock on Nasdaq or AMEX in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


                                 LEGAL MATTERS

  The validity of the issuance of our common stock offered hereby will be passed upon by Allen Matkins Leck Gamble & Mallory LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lester Morse, P.C. A partner in Allen Matkins is a director of AquaCell and holds an option to purchase 215,000 shares of our common stock.

                                    EXPERTS

  Our consolidated financial statements as of June 30, 2000 and 1999 and for the years then ended, included in this prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, as stated in their report which is included herein, and has been given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

  We have not previously been subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits or schedules thereto, in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. The statements made in this prospectus concerning documents filed as exhibits to the registration statement accurately describe the material provisions of such documents and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. The registration statement, of which this prospectus is a part, and exhibits and schedules thereto can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                      ---------
Independent Auditors' Report........................................................................   F-1
Consolidated Balance Sheet as of June 30, 2000......................................................   F-2
Consolidated Statements of Operations for the years ended June 30, 2000 and June 30, 1999...........   F-3
Consolidated Statements of Capital Deficiency for the years ended June 30, 2000 and June 30, 1999...   F-4
Consolidated Statements of Cash Flows for the years ended June 30, 2000 and June 30, 1999...........   F-5
Notes to Financial Statements.......................................................................   F-6-F-13

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Aquacell Technologies, Inc.
Rancho Cucamonga, California

We have audited the accompanying consolidated balance sheet of Aquacell Technologies, Inc. (formerly Global Water Solutions, Inc.) and subsidiary (the "Company") as of June 30, 2000 and the related consolidated statements of operations, capital deficiency and cash flows for the years ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Aquacell Technologies, Inc. and subsidiary as of June 30, 2000, and the consolidated results of their operations and their consolidated cash flows for the years ended June 30, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring net losses since inception and, as of June 30, 2000, has negative working capital and a capital deficiency which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Richard A. Eisner & Company, LLP

New York, New York
July 19, 2000

With respect to Note J
July 27, 2000

With respect to Note N[2]
July 28, 2000

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Balance Sheet
June 30, 2000

ASSETS
Current assets:
 Cash                                                             $     2,000
 Accounts receivable                                                   36,000
 Inventories                                                           71,000
 Prepaid expenses and other current assets                              1,000
                                                                  -----------

    Total current assets                                              110,000

Property and equipment, net                                            90,000
Other assets:
 Patents, net                                                         166,000
 Deferred offering costs                                              269,000
 Security deposits                                                     10,000
                                                                  -----------

                                                                  $   645,000
                                                                  ===========

LIABILITIES
Current liabilities:
 Accounts payable                                                 $   307,000
 Accrued expenses                                                     606,000
 Loan payable                                                           1,000
 Advances payable to officers/stockholders                             14,000
 Notes payable - private loan offerings, including
   accrued interest of $104,000, net of debt discount of $6,000     1,193,000
 Note payable - Union Labor Life Insurance Co., including
   accrued interest of $14,000, net of debt discount of $13,000       544,000
                                                                  -----------
    Total current liabilities                                       2,665,000
                                                                  -----------
Redeemable common stock (135,000 shares outstanding), including
  accretion of $14,000                                                149,000
                                                                  -----------
Commitments and contingencies

CAPITAL DEFICIENCY
Preferred stock, par value $.001; 10,000,000 shares authorized;
  no shares issued
Common stock, par value $.001; 40,000,000 shares authorized;
  5,003,250 shares issued and outstanding (net of 135,000
  redeemable shares outstanding)                                        5,000
Additional paid-in capital                                          1,436,000
Accumulated deficit                                                (3,610,000)
                                                                  -----------
                                                                   (2,169,000)
                                                                  -----------
                                                                  $   645,000
                                                                  ===========

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

                                                              Year Ended
                                                                June 30,
                                                     -------------------------
                                                         2000           1999
                                                     -----------   -----------
Net sales                                            $   263,000   $    29,000
Cost of sales                                            109,000        11,000
                                                     -----------   -----------
Gross profit                                             154,000        18,000
                                                     -----------   -----------
Selling, general and administrative expenses:
  Salaries and wages                                     532,000       401,000
  Legal, accounting and other professional expenses      150,000       198,000
  Stock-based compensation                                             231,000
  Other                                                  530,000       605,000
  Depreciation and amortization                           48,000        28,000
                                                     -----------   -----------
                                                       1,270,000     1,463,000
                                                     -----------   -----------
Loss before interest expense                          (1,106,000)   (1,445,000)
                                                     -----------   -----------
Interest expense:
  Amortization of debt discount                          146,000       127,000
  Other                                                  153,000        46,000
                                                     -----------   -----------
                                                         299,000       173,000
                                                     -----------   -----------

Net loss                                              (1,405,000)   (1,618,000)
Accretion of redemption amount of redeemable
  common stock                                             9,000         5,000
                                                     -----------   -----------
Net loss attributable to common stockholders         $(1,414,000)  $(1,623,000)
                                                     ===========   ===========

Net loss per common share - basic and diluted             $(0.28)       $(0.34)
                                                     ===========   ===========

Weighted average number of common shares
  outstanding - basic and diluted                      4,975,000     4,731,000
                                                     ===========   ===========

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Capital Deficiency

                                                  Common Stock        Additional
                                                  ------------        ----------
                                              Number of      Par       Paid-In       Accumulated
                                                Shares      Value      Capital         Deficit          Total
                                              --------      -----      -------       -----------    -------------
Balance - July 1, 1998                        4,435,000     $4,000    $  386,000     $  (573,000)    $  (183,000)
Sale of common stock for cash in
 connection with private placement               72,000                   72,000                          72,000
Issuance of common stock to employees
 and consultants in exchange for
 services at $1.00 per share                    231,250      1,000       230,000                         231,000
Issuance of common stock in connection
 with the purchase of certain assets
 of KABB, Inc. at $1.00 per share               200,000                  200,000                         200,000
Less shares which are mandatorily
 redeemable                                    (135,000)                (135,000)                       (135,000)
Issuance of 525,000 common stock
 warrants in connection with
 private loan offering at $1.00 per share                                 56,000                          56,000
Issuance of 500,000 common stock
 warrants to ULLICO at $1.00 per share                                    86,000                          86,000
Accretion of redemption amount of
 redeemable common stock                                                                  (5,000)         (5,000)
Net loss for the year ended June 30, 1999                                             (1,618,000)     (1,618,000)
                                              --------       -----       -------    ------------     -----------

Balance - June 30, 1999                       4,803,250      5,000       895,000      (2,196,000)     (1,296,000)
Sale of common stock at $1.00 per share in
 connection with private placement              200,000                  200,000                         200,000
Issuance of 570,000 common stock
 warrants exercisable at $1.00 per share in
 connection with private loan offering                                    95,000                          95,000
Reduction of warrant exercise price from
 $2.00 to $1.00 per share                                                 16,000                          16,000
Issuance of 50,000 common stock warrants
 exercisable at $5 per share to ULLICO to
 extend note maturity                                                     39,000                          39,000
Accrued officers'/stockholders' salaries
 contributed to additional paid-in capital                               191,000                         191,000
Accretion of redemption amount of
 redeemable common stock                                                                  (9,000)         (9,000)
Net loss for the year ended June 30, 2000                                             (1,405,000)     (1,405,000)
                                              --------       -----       -------    ------------     -----------

Balance - June 30, 2000                       5,003,250     $5,000    $1,436,000     $(3,610,000)    $(2,169,000)
                                              =========    =======    ==========    ============     ===========

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

                                                                                                        Year Ended
                                                                                                        ----------
                                                                                                         June 30,
                                                                                                         --------
                                                                                                  2000                1999
                                                                                                  ----                ----
Cash flows from operating activities:
 Net loss                                                                                       $(1,405,000)        $(1,618,000)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Stock based compensation                                                                                             231,000
   Interest expense related to amortization of discount on debt for fair value
    of stock warrants issued                                                                        146,000             127,000
   Depreciation and amortization                                                                     48,000              28,000
   Changes in:
    Accounts receivable                                                                             (30,000)             (6,000)
    Prepaid expenses and other current assets                                                         2,000              (2,000)
    Inventories                                                                                     (24,000)            (37,000)
    Security deposits                                                                                 1,000              (6,000)
    Accounts payable                                                                                126,000             (39,000)
    Accrued expenses                                                                                335,000             222,000
    Accrued interest                                                                                140,000              21,000
                                                                                                -----------         -----------

      Net cash used in operating activities                                                        (661,000)         (1,079,000)
                                                                                                -----------         -----------

Cash flows from investing activities:
 Purchase of property and equipment                                                                  (3,000)            (30,000)
 Purchase of KABB assets                                                                                                (73,000)
                                                                                                -----------         -----------

      Net cash used in investing activities                                                          (3,000)           (103,000)
                                                                                                -----------         -----------

Cash flows from financing activities:
 Sales of common stock                                                                              200,000             122,000
 Offering costs deferred                                                                            (25,000)
 Proceeds of notes payable                                                                                               42,000
 Proceeds of notes payable - private loan offering                                                  310,000             525,000
 Proceeds of notes payable - Union Labor Life Insurance Co.                                                             500,000
 Proceeds from loans from officers and others, net                                                  163,000               9,000
                                                                                                -----------         -----------

       Net cash provided by financing activities                                                    648,000           1,198,000
                                                                                                -----------         -----------

(Decrease) increase in cash                                                                         (16,000)             16,000
Cash - beginning of year                                                                             18,000               2,000
                                                                                                -----------         -----------

Cash - end of year                                                                              $     2,000         $    18,000
                                                                                                ===========         ===========

Supplemental disclosure of cash flow information:
 Cash paid for interest                                                                         $     9,000         $    25,000

Supplemental disclosures of non-cash investing and financing activities:
 In December 1998, the Company purchased certain assets of KABB, Inc./Aquacell International, Inc. through the issuance of 200,000 shares of common stock valued at $1 per share and a cash payment of $50,000.  In connection with this purchase, the Company granted the seller the option to put 135,000 shares of common stock back to the Company (Note J):
    Details of asset purchase:
      Inventory                                                                                                     $    10,000
      Property                                                                                                      $    65,000
      Patent                                                                                                        $   175,000
      Redeemable common stock                                                                                       $  (135,000)
      Common stock                                                                                                  $   (65,000)
      Cash paid                                                                                                     $   (50,000)
 Accrual of offering costs deferred                                                             $    88,000         $   156,000
 Contribution to capital of accrued officers'/stockholders' compensation                        $   191,000
 Conversion of accrued interest to principal                                                    $    43,000
 Exchange of notes and loans from officers and others for notes issued in
   private loan offering                                                                        $   260,000
 Debt discount arising from repricing and issuance of warrants                                  $   150,000

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note A - Description of Business

Aquacell Technologies, Inc. (formerly Global Water Solutions, Inc.) (the "Company") was incorporated in Delaware on March 19, 1997. The Company was inactive until July 1, 1997; its principal business objective is to operate in the water purification business.

The Company commenced its principal operations and has generated sufficient revenues during the fiscal year beginning July 1, 1999 to no longer be considered a "development stage enterprise", for accounting purposes as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At June 30, 2000, the Company had a capital deficiency of $2,169,000 and negative working capital of $2,555,000. For the year ended June 30, 2000, the Company incurred a net loss of $1,405,000, and is reliant on current and future stockholders' financial support to assist in meeting cash flow needs and is attempting to raise additional financing through a proposed public offering (see Note O).

Management plans to continue raising capital, expand in-house marketing activities and achieve sufficient sales volume to support the Company's cost structure.

The Company's continuation as a going concern is dependent on its ability to achieve the operational improvement goals discussed in the preceding paragraph, raise capital and ultimately to attain profitable operations. However, no assurance can be given at this time as to whether the Company will be able to achieve these objectives. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


Note B - Purchase of Selected Assets of KABB, Inc./Aquacell International, Inc.

On December 21, 1998, the Company completed its purchase of selected assets, principally patents, of KABB, Inc./Aquacell International, Inc. for a total price of $250,000, which was comprised of $50,000 cash and 200,000 shares of its common stock valued at $1.00 per share (see Note K).


Note C - Summary of Significant Accounting Policies

[1] Principles of consolidation:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Such subsidiaries are Global Water Holdings, Inc. and Global Water - Aquacell, Inc., both of which were incorporated December 21, 1998. Global Water Holdings, Inc. had no activity and was dissolved during the year ended June 30, 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

[2] Inventories:

    Inventories are carried at the lower of cost, determined using the FIFO (first-in, first-out) method or market.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note C - Summary of Significant Accounting Policies  (continued)

[3] Property and equipment:

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets of five years.

[4] Patents:

    The value of patents is amortized over nine years, their remaining useful lives, using the straight-line method. Patents at June 30, 2000 are stated net of accumulated amortization of approximately $32,000.

[5] Revenue recognition:

    Revenues are recorded at the time our products are shipped, unless we agree to install the products, in which case we recognize revenue at time of installation.

[6] Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[7] Income taxes:

    The Company accounts for income taxes using the asset and liability method described in SFAS No.109, "Accounting For Income Taxes", the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

[8] Net loss per common share:

    Loss per common share is based upon the weighted average number of common shares outstanding during the year including redeemable common stock. Diluted loss per common share is the same as basic loss per share, as the effects of potentially dilutive securities are antidilutive.

[9] Long-lived assets:

    The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No.121, long-lived assets to be held are reviewed whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred, and has determined that as of June 30, 2000 and 1999, there was no impairment.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note C - Summary of Significant Accounting Policies  (continued)

[10] Concentrations:

     The Company utilizes a limited number of suppliers for certain components used in its products but has no long-term supply contracts with them. Due to the competitive conditions in the industry, there can be no assurance that the Company will not experience difficulties in meeting its supply requirements in the future.

[11] Financial instruments:

     The carrying amounts of the Company's cash, receivables, and accounts payable approximate fair value. The carrying amounts of the Company's loans and notes payable approximate their fair value due to the short-term nature of these items. The fair value of certain loans to officer/stockholders are not readily determinable due to the related party nature of those instruments.

Note D - Inventories

Inventories consist of the following at June 30, 2000:

Raw materials                                              $60,000
Work in progress                                             9,000
Completed product                                            2,000
                                                           -------
                                                           $71,000
                                                           =======

Note E - Property and Equipment

Property and equipment is summarized as follows at June 30, 2000:

Furniture and fixtures                                    $ 34,000
Equipment - office                                          26,000
Machinery and equipment                                     70,000
Leasehold improvements                                       8,000
                                                          --------

                                                           138,000
Less accumulated depreciation                              (48,000)
                                                          --------

                                                          $ 90,000
                                                          ========


Note F - Loan Receivable

On February 2, 1999, the Company advanced $50,000 to a third-party. The loan bore interest at 8% per annum, and was due January 29, 2000. During the year ended June 30, 1999, the Company recorded an allowance of $50,000, representing the full balance of the note. On May 30, 2000, such loan was written-off.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note G - Loan Payable

At June 30, 2000, the loan payable consisted of an unsecured note bearing interest at 10% per annum and is due on demand.

Note H - Advances Payable to Officers/Stockholders

Advances payable to officers/stockholders consist of unsecured demand interest free loans of $14,000 at June 30, 2000.

Note I - Notes Payable - Private Loan Offerings

At June 30, 2000, notes payable- private loan offerings represent the proceeds from the sale of units in three private loan offerings. The first loan offering commenced in November 1998 and was terminated September 1, 1999. The offering consisted of thirty units, each unit consisting of a $25,000 six-month promissory note with three-year warrants to purchase 25,000 shares of the Company's common stock at exercise prices of $1.00 and $2.00 per share. A total of twenty-one units were sold yielding gross proceeds of $525,000 through June 30, 1999, seventeen with warrants at $1 per share and four with warrants at $2.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $56,000. The warrants were valued using the Black-Scholes valuation method using the following assumptions: risk-free interest rates ranging from 4.43% to 5.09%, volatility of 1%, and a term of three years. On September 1, 1999, the warrants exercisable at $2.00 per share were repriced to $1.00 per share. In connection with the repricing, the Company recorded an additional debt discount based upon the estimated value of the warrants totaling $16,000. The warrants were valued using the Black-Scholes valuation method using the following assumptions: a risk-free interest rate of 5.82%, volatility of 1% and a term of three years. Amortization of the debt discount for the years ended June 30, 2000 and 1999 totaled $26,000 and $46,000, respectively.

The Company sold five units in the second loan offering commenced in October 1999 and completed in February 2000. Each unit consisted of a $100,000 six-month promissory note with three-year warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $83,000. The warrants were valued using the Black-Scholes valuation method using the following assumptions: risk-free interest rates ranging from 6.01% to 6.71%, volatility of 1%, and a term of three years. During the year ended June 30, 2000 amortization of the debt discount amounted to $83,000.

The Company sold two units in the third loan offering commenced in February 2000 and terminated on March 25, 2000 raising gross proceeds of $70,000. Each unit consisted of a $35,000 six-month promissory note with three year warrants to purchase 35,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $12,000. The warrants were valued using the Black-Scholes valuation method with the following assumptions: risk-free interest rates ranging from 6.50% to 6.57%, volatility of 1% and a term of three years. During the year ended June 30, 2000 amortization of the debt discount amounted to $6,000.

At June 30, 2000, interest accrued on these notes amounted to $104,000. Interest expense during the years ended June 30, 2000 and 1999 amounted to $83,000 and $21,000, respectively.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note I - Notes Payable - Private Loan Offerings  (continued)

The original due dates of the notes have been extended and are due as follows:

             Due Date             Principal
        ------------------        ---------
        September 15, 2000        $ 75,000
        September 24, 2000          35,000
        September 30, 2000         915,000
        October 31, 2000            70,000

Note J - Note Payable - Union Labor Life Insurance Company

On January 11, 1999, the Company closed a $500,000 note and warrant purchase agreement with the Union Labor Life Insurance Co. ("ULLICO"). Under the terms of the agreement, the Company issued a six-month senior note, with interest at the rate of 10% per annum and a warrant to purchase 500,000 shares of the Company's common stock to be exercisable for a four-year period at $1.00 per share. The maturity date was subsequently extended to April 30, 2000. The Company estimated the fair value of these warrants to be $86,000, using the Black-Scholes valuation method: a risk-free interest rate of 4.76%, volatility of 1% and a term of four years. Such amount was amortized to interest expense over the six-month term of the note. Amortization amounted to $5,000 and $81,000 during the years ended June 30, 2000 and 1999, respectively. At January 1, 2000, interest accrued at December 31, 1999 in the amount of $17,000 was added to principal on the note and the rate was changed to 15% per annum from January 1, 2000. On May 4, 2000 the note was extended to July 30, 2000 and accrued interest at April 30, 2000 in the amount of $26,000 was added to principal on the note. In connection with the note extension, the Company issued 50,000 warrants to ULLICO at an exercise price of $5.00 per share and expiring on January 11, 2003. The Company recorded debt discount based upon the estimated value of the warrants totaling $39,000. The warrants were valued utilizing the Black-Scholes valuation method using the following assumptions: a risk-free interest rate of 6.74%, volatility of 1% and a term of 2.58 years. On July 27, 2000, the note's maturity was extended to October 31, 2000. During the year ended June 30, 2000 amortization of the debt discount amounted to $26,000. At June 30, 2000, unamortized debt discount of $13,000 has been reflected as a reduction of the notes payable amount in the accompanying financial statements. Interest expense in relation to this loan amounted to $65,000 and $24,000 during the years ended June 30, 2000 and 1999, respectively.

Note K - Redeemable Common Stock

In connection with the purchase of selected assets of KABB, Inc./Aquacell International, Inc. (consideration for which included 200,000 shares of the Company's common stock), an option was granted to the holder of 135,000 shares of common stock to put the stock back to the Company at a price of $1.00 per share plus interest at 7% per annum if the Company does not complete an initial public offering by December 21, 2000. Pending the Company's completion of such an offering, interest has been accrued in the amount of $14,000, and the stock is being reflected outside of the capital deficiency section of the June 30, 2000 balance sheet.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note L - Equity Transactions

[1] Contribution to capital

    On September 30, 1999, three officers/stockholders and directors agreed to contribute to capital accrued salaries totalling $191,000.

[2] Common stock issued to employees and consultants:

    During the year ended June 30, 1999, the Company issued a total of 231,250 shares of common stock to employees and consultants for services rendered. The statement of operations for the year ended June 30, 1999, reflects a charge of $231,000 for those services, representing management's estimate of the value of the stock and services received. None of these shares was issued to management of the Company.

[3] Private placement:

    During the year ended June 30, 1999 the Company sold 72,000 shares of its common stock at $1.00 per share.

    Between April 4, 2000 - April 27, 2000 the Company completed a private placement of 200,000 shares of its common stock at $1.00 per share.

[4] Stock option plan:

    During August 1998, the Company adopted the 1998 Incentive Stock Plan (the "Plan") under which options (either incentive or nonqualified), stock appreciation rights, stock and other awards, covering an aggregate of 1,000,000 shares of common stock, may be granted to officers, directors, employees and consultants of the Company. The exercise price established for any awards granted under the Plan shall be determined by a Compensation Committee appointed by the Company's Board of Directors. The exercise price of incentive stock options cannot be less than 100% (110% for 10% or greater shareholder employees) of the fair market value ("FMV") at the date of grant and the exercise price of nonqualified options cannot be less than 85% of the FMV at the date of grant. The exercise period of incentive options cannot extend beyond 10 years from the date of grant and nonqualified options cannot extend beyond 15 years from the date of grant. No options were granted during the year ended June 30, 1999. On September 15, 1999, the Company issued 305,000 options under the Plan to employees and directors exercisable at the then current fair value of $1.00 per share vesting over periods from immediately to five years and are exercisable through September 15, 2004. At June 30, 2000 125,000 options were exercisable. If the options had been accounted for under SFAS 123, net loss attributable to common stockholders for the year ended June 30, 2000 would have been $(1,448,000) or $(0.29) per common share. The fair value of options granted during the year ended June 30, 2000 was $.20 per share on the date of grant using the Black-Scholes valuation method with the following assumptions: risk-free interest rate of 5.76%, volatility of 1% and expected life of 4 years. The Company had reserved 40,000 options in connection with incentive clauses of a sales representation agreement. As of June 30, 2000, the required sales levels were not achieved and the options were forfeited. The Company has reserved 40,000 options for issuance as incentives in connection with the future hiring of sales and marketing personnel.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000

Note L - Equity Transactions  (continued)

[5] Common stock purchase warrants:

    At June 30, 2000, the Company had warrants outstanding as follows:

     Exercise
      Price        Shares                     Expiration Date
     --------     ---------   ------------------------------------------------
     1.00           500,000   January 2003
     5.00            50,000   January 2003
     1.00           525,000   November 2002 to June 2003 (1)
     1.00           465,000   October 2003 to December 2003 (1)
     1.00           105,000   February 2004 to March 2004 (1)
                  ---------
                  1,645,000
                  =========

    (1)  Warrants expire three years from issuance.

    At June 30, 2000, the weighted average exercise price of the outstanding warrants was $1.12 and the weighted average remaining contractual life of the warrants was 2.21 years.

[6] Shares reserved:

    At June 30, 2000, the Company has reserved 2,645,000 shares for issuance upon exercise of options and warrants.

Note M - Income Taxes

At June 30, 2000, the Company had available federal net operating loss carryforward to reduce future taxable income of approximately $3,470,000. The net operating loss carryforwards expire at various dates through 2020.

At June 30, 2000, the Company has a deferred tax asset of approximately $1,440,000, representing the benefit of its net operating loss carryforwards and certain start-up costs capitalized for tax purposes. The Company has not recorded a tax benefit because realization of the benefit is uncertain and therefore a valuation allowance has been fully provided against the deferred tax asset. The difference between the federal statutory rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of $560,000 and $650,000 in 2000 and 1999, respectively.

The Company may be subject to annual limitations on the utilization of its net operating loss carryforwards under Section 382 of the Internal Revenue Code.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Financial Statements
June 30, 2000


Note N - Commitments and Contingencies

[1]  Lease commitments:

     The Company occupies office space in California and New Jersey. As of June 30, 2000, future minimum commitments under the leases are as follows:

                   Year Ending
                    June 30,
                   -----------
                      2001                        $ 75,000
                      2002                          71,000
                      2003                          74,000
                      2004                          38,000
                                                  --------
                                                  $258,000
                                                  ========

     Rent expense amounted to $86,000 and $74,000 for the years ended June 30, 2000 and 1999, respectively.

[2]  Consulting agreement:

     In connection with the purchase of certain assets of KABB, Inc./Aquacell International, Inc. (see Note B), the Company entered into 18-month consulting agreements with the two founders of KABB, Inc./Aquacell International, Inc. which commenced in January 1999 with a total cost of $77,000. On July 28, 2000 the agreement was extended through December 21, 2000 which will cost an additional $24,000.

Note O - Proposed Public Offering

The Company received a letter of intent from an underwriter with respect to a proposed initial public offering of shares of common stock. There is no assurance that such offering will be consummated. The Company anticipates incurring substantial expenses in connection with the proposed public offering which, if the offering is not consummated, will be charged to expense.

Note P - Subsequent Event

During July 2000 the Company closed on a private loan offering consisting of two units of $100,000 six-month promissory notes with interest at 10% per annum and three-year warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $1.00. The Company will record a debt discount based upon the estimated value of the warrants totalling $834,000. The warrants were valued using the Black-Scholes valuation method using the following assumptions: a risk-free rate of 6.3%, volatility of 1%, stock price of $5.00 and a term of three years and the discount will be amortized over the life of the notes.

                     [Inside back cover graphic description

The background of the text starts off grayish at the top and then becomes a copper brown color which gradually darkens as you move down the page. Across the top of the page there is a black rectangular box with a white text heading written in approximately 3/8 inch font, which states "The Patented Purific(R) Self-Filling Water Cooler." In the right side of the black box next to the text is the company's Purific(R) water cooler logo which is a circle of approximately 1 inch diameter as follows: the outside ring of the logo is yellow with blue writing that says "NEVER CHANGE ANOTHER BOTTLE"; moving toward the center of the circle there is a thin blue ring; the remainder and middle of the circle has a white background with a blue drawing of a stick person bending over to lift a bottle of water; and the entire circle is crossed out by one blue diagonal line which starts at the top left.

Below the black box and on the left side of the page, there is a picture of the front of a Purific(R) bottle water cooler approximately 6 1/2 inches in length, which has a water colored five-gallon bottle on top of a white base with a thick blue band across slightly above the middle of the bottle that in white text says "Aquacell" with a white partial globe design above and connecting to the word "Aquacell," in the upper portion of the white base there are two spigots, one with a small blue band on it and one with a small pink band on it. Directly centered above the spigots is a blue box with "Purific(R)" written in white. In black text directly below this Purific(R) water cooler written in 3/16 inch font, it states "From the front Purific looks like an ordinary bottled water cooler..."

To the right of that cooler, there is a second cooler of equal size, which shows the back of the Purific(R) water cooler. There is a water colored five-gallon bottle on top of a white base with a thick blue band across slightly above the middle of the bottle. At the top center of the bottle of water there are two tubes that are attached to the bottle at the top of the bottle, one is white and one is blue. These tubes join to form one white tube at about the center of the bottle. The tube connects to other portions of the stand and continues to the bottom of the cooler. On the top left of the stand there is a red switch.
Below this and covering the rest of the back of the stand, is the inter-workings of the cooler, including a blackish blue grate, many white cylindrical filters with blue writing, and tubes which connect the filters. In black text directly below this water cooler written in 3/16 inch font, it states "...but the back reveals a comprehensive water purification plant!"

In black text to the left of this water cooler beginning at about the top of the white stand of the water cooler there is a text in column form that is titled in bold in approximately 1/8 inch font "Filtration Steps," under which it states seven steps which are titled in bold and all capital letters Step 1 through Step 7 in approximately 1/16 inch font, under each step in approximately 1/16 inch font there is text as follows: "STEP 1 Pressure regulator; STEP 2 Water monitor; STEP 3 5 micron sediment filter; STEP 4 8-stage Aquacell filter; STEP 5 8-stage Aquacell filter; STEP 6 Ultraviolet disinfection module; STEP 7 Absolute 1 micron activated carbon block filter." Directly under this, in approximately 1/16 inch font it is written "The attached Air Filter filters air that displaces dispensed water." About two line spaces under this, in approximately 1/16 inch italic font it is written "Also available with Reverse Osmosis."]

===============================================        ===============================================
No dealer, salesperson or other person has been
authorized to give any information or to make
any representations other than those contained
in this prospectus in connection with this
offering and, if given or made, such
information or representation must not be
relied upon as having been authorized by us or
any underwriter.  This prospectus does not                            1,750,000 Shares
constitute an offer to sell, or solicitation
of an offer to buy, any of the securities
offered hereby in any jurisdiction in which or
to any person to whom it is unlawful to make
such offer in such jurisdiction.  Neither the
delivery of this prospectus nor any sale made                    AQUACELL TECHNOLOGIES, INC.
hereunder shall, under any circumstances,
create any implication that the information
herein is correct as of any time subsequent to                          Common Stock
the date hereof or that there has been no
change in our affairs since such date.
                                                                          PROSPECTUS
------------------------------------------------
Table of Contents

------------------------------------------------
Page
------------------------------------------------
Prospectus Summary                            2
Risk Factors                                  5
Use of Proceeds                              13
Dividend Policy                              14
Capitalization                               14
Dilution                                     15
Selected Consolidated Financial Data         18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations                               19
Business                                     22
Management                                   29
Principal Stockholders                       33
Description of Capital Stock                 34                 Grady & Hatch and Company, Inc.
Certain Transactions                         36
Shares Eligible for Future Sale              37                         __________, 2000
Underwriting                                 37
Legal Matters                                39
Experts                                      39
Additional Information                       39
Index to Financial Statements                41

Until                     , 2000, (25 days
after the commencement of this offering), all
dealers effecting transactions in our common
stock, whether or not participating in this
distribution, may be required to deliver a
prospectus.  This delivery requirement is in
addition to the obligation of dealers to
deliver a prospectus when acting as
underwriters and with respect to their unsold
allotments or subscriptions.
===============================================        ===============================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 25.  Other Expenses of Issuance and Distribution

  The following table sets forth an itemized statement of our expenses in connection with the sale of the common stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee, the NASD filing fee and the NASDAQ listing fee.

     SEC registration fee................................ $2,656.50
     NASD filing fee..................................... $1,506.25
     Representative's nonaccountable expense allowance... $    *
     Blue Sky fees and expenses
      (including legal expenses)......................... $    *
     Printing and engraving expenses..................... $    *
     Legal fees and expenses............................. $    *
     Auditors' fees and expenses......................... $    *
     Transfer Agent and Registrar fees................... $    *
     NASDAQ listing fee.................................. $    *
     AMEX listing fee.................................... $    *
     Miscellaneous expenses.............................. $    *
                                                          --------
          Total                                           $    *
                                                          ========

______________
*To be filed by amendment.

Item 26.  Recent Sales of Unregistered Securities

  Within the last three years we have issued securities without registration under the Securities Act in the transactions and in reliance on the exemptions described below.

  1. Between March 19, 1997 and July 30, 1997, we issued an aggregate of 4,000,000 shares of our common stock to eight founding stockholders at the price of $.001 per share. All eight stockholders were accredited investors. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

  2. Between September 18, 1997 and August 13, 1998, we issued an aggregate of 507,000 shares of our common stock to 27 investors at the price of $1.00 per share. Of these investors 16 were accredited and 11 were non-accredited. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act. All of the non-accredited investors represented that they were knowledgeable and experienced in financial and business matters and that they were capable of evaluating the merits and risks of purchasing the shares or had consulted with an experienced financial consultant. They were also provided with a private placement memorandum which furnished the information specified in Rule 502(b)(2) of Regulation D.

  3. Between August 11, 1998 and September 24, 1999, we issued an aggregate of 231,250 shares of our common stock to five employees for no cash consideration and to six consultants in lieu of cash. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act. Three of the consultants were accredited investors and three were non-accredited investors. All of the consultants were provided with a private placement memorandum and access to management and to the books and records of the Company. The most recent price of the common stock was $1.00 per share.

  4. On December 21, 1998 we completed our purchase of selected assets of KABB, Inc. and Aquacell International, Inc., and issued 200,000 shares of our common stock to six unaccredited individual sellers at a price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act. All of the sellers were provided with the information specified in Rule 502(b)(2) of Regulation D. All sellers represented that they had made such investigation and inquiries as they deemed necessary and that they were able to bear the economic risk of accepting the shares in connection with the sale.

  5. Between November 1998 and June 1999, we sold 21 units of our note payable-private loan offering to 12 accredited investors. Each unit consisted of a $25,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 25,000 shares of our common stock at the price of $1.00 per share which was the most recent sales price at the time of grant. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

  6. On January 11, 1999 we closed a $500,000 note and warrant purchase agreement with the Union Labor Life Insurance Company (ULLICO) which is an accredited investor. Under the terms of the agreement we issued a six month senior note with interest at the rate of 10% per annum and four year warrants to purchase 500,000 shares of common stock at the price of $1.00 per share which was the most recent sales price at the time of grant. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act. In connection with an extension of the note, ULLICO was granted warrants to purchase an additional 50,000 shares of our common stock at the exercise price of $5.00 per share, while the most recent sales price at the time of grant was $1.00 per share.

  7. Between October 1999 and February 2000, we completed a $500,000 note payable-private loan offering to eight accredited investors. Each unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 100,000 shares of our common stock at the price of $1.00 per share which was the most recent sales price at the time of grant. Fractional shares were made available at the discretion of management. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

  8. Between February and March 2000 we sold $70,000 of a $140,000 note payable-private loan offering to two accredited investors. Each unit sold consists of a $35,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 35,000 shares of our common stock at the price of $1.00 per share which was the most recent sales price at the time of grant. The balance of the $140,000 loan offering was canceled. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

  9. Between April 4 and April 27, 2000, we sold an aggregate of 200,000 shares of our common stock to two accredited investors at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

  10. Between July 1, 2000 and July 17, 2000, we sold two units of a note payable-private loan offering to two accredited investors. Each unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three-year warrant exercisable for 100,000 shares of our common stock at the price of $1.00 per share which was the most recent sales price at the time of grant. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

Item 27.  Exhibits

A.       Exhibits:

         1.1  Form of Underwriting Agreement.

         1.2  Form of Agreement Among Underwriters.

         1.3  Form of Selected Dealer Agreement.

         3.1 Second Amended and Restated Certificate of Incorporation, together with Amendment No. 1 thereto.

         3.2  Bylaws.
         4.1  Second Amended and Restated Certificate of Incorporation (filed as
              Exhibit 3.1).
         4.2  Bylaws, as amended (filed as Exhibit 3.2).

         5.1 Legal Opinion of Allen Matkins Leck Gamble & Mallory LLP with respect to the validity of the securities being registered.

        10.1  1998 Incentive Stock Plan.

        10.2 Forms of Employment Agreements with Ms. Laustsen and Messrs. Witham and Wolff.

        23.1  Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
              Exhibit 5.1).
        23.2  Independent Auditors' Consent of Richard A. Eisner & Company, LLP.

        24.1 Power of Attorney (included on page II-6 of this registration statement).*

        27.1  Financial Data Schedule.*
______________

*Previously filed.

B.        Schedules:

          No supporting schedules have been included because they are not required.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant authorizes this Amendment No. 1 to its Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Rancho Cucamonga, California, on September 7, 2000.


                              AQUACELL TECHNOLOGIES, INC.


                              By:  /s/ James C. Witham
                                   ----------------------------------------
                                       James C. Witham
                                       Chairman and Chief Executive Officer


  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed be by the following persons in the capacities and on the dates stated.


                  Signature                                          Title                             Date
----------------------------------------------                       -----                             ----

  /s/  James C. Witham                                 Chairman and Chief Executive Officer       September 7, 2000
----------------------------------------------         (Principal Executive Officer)
       James C. Witham

  /s/  Gary S. Wolff*                                  Chief Financial Officer (Principal         September 7, 2000
----------------------------------------------         Financial and Accounting Officer)
       Gary S. Wolff

  /s/  Karen B. Laustsen*                              President, Chief Operating Officer         September 7, 2000
----------------------------------------------         and Secretary
       Karen B. Laustsen

  /s/  Glenn A. Bergenfield*                           Director                                   September 7, 2000
----------------------------------------------
       Glenn A. Bergenfield

  /s/  William S. DiTuro, M.D.*                        Director                                   September 7, 2000
----------------------------------------------
       William S. DiTuro, M.D.

  /s/  Gregory W. Preston*                             Director                                   September 7, 2000
----------------------------------------------
       Gregory W. Preston

*By  /s/ James C. Witham
----------------------------------------------
         James C. Witham
         (Attorney-in-fact)